UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

MYLAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Mylan Inc., which will be held at 10:30 a.m. (PT) on May 4, 2012, at the Marina Del Rey Marriott, 4100 Admiralty Way, Marina Del Rey, California. Details about the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you own. Whether or not you currently plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly signing, dating and returning the enclosed proxy card. A return envelope, which requires no additional postage if mailed in the United States, is enclosed for your convenience. Alternatively, you may vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Heather Bresch

Chief Executive Officer

*IMPORTANT NOTICE REGARDING ADMISSION TO THE MEETING*

EACH SHAREHOLDER PLANNING TO ATTEND THE MEETING WILL BE ASKED TO PRESENT VALID PHOTO IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT.

IN ADDITION, EACH SHAREHOLDER MUST PRESENT HIS OR HER ADMISSION TICKET, WHICH IS A PORTION OF THE ENCLOSED PROXY CARD. PLEASE TEAR OFF THE TICKET AT THE PERFORATION.

IF YOU ARE A SHAREHOLDER, BUT DO NOT OWN SHARES IN YOUR OWN NAME, YOU MUST BRING PROOF OF OWNERSHIP (E.G., A CURRENT BROKER’S STATEMENT) IN ORDER TO BE ADMITTED TO THE MEETING.

ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 10:00 A.M., AND SEATING WILL BEGIN AT 10:15 A.M. CAMERAS OR OTHER PHOTOGRAPHIC EQUIPMENT, AUDIO OR VIDEO RECORDING DEVICES AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

*PLEASE JOIN US—A CONTINENTAL BREAKFAST WILL BE SERVED*

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	1500 Corporate Drive Canonsburg, PA 15317

The 2012 Annual Meeting of Shareholders of Mylan Inc. (the “Company”) will be held at the Marina Del Rey Marriott, 4100 Admiralty Way, Marina Del Rey, California, on Friday, May 4, 2012, at 10:30 a.m. (PT), for the following purposes:

•	to elect 11 directors, each for a term of one year;

•	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012;

•

to approve an amended and restated 2003 Long-Term Incentive Plan, including to increase the number of shares available under the Plan by 17,800,000 shares, and to re-approve the performance goals set forth in such Plan, in accordance with applicable provisions of the Internal Revenue Code;

•	to approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Proxy Statement;

•	to consider a shareholder proposal concerning the Company’s policies on and public disclosure of its political contributions, if properly presented at the Annual Meeting;

•

to consider a shareholder proposal on the creation of a Company policy that would require that the positions of Chairman and Chief Executive Officer be separated and that the Chairman of the Board of Directors be an independent director, who is not a current or former Company employee, if properly presented at the Annual Meeting; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record of the Company’s common stock at the close of business on March 23, 2012 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. We will make available at the Annual Meeting a complete list of shareholders entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Joseph F. Haggerty

Corporate Secretary

April 5, 2012

PLEASE PROMPTLY SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU WILL BE ABLE TO DO SO AND YOUR VOTE AT THE ANNUAL MEETING WILL REVOKE ANY PROXY YOU MAY SUBMIT.

THE PROXY STATEMENT AND THE 2011 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.MYLAN.COM.

MYLAN INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 4, 2012

VOTING RIGHTS, PROXIES AND SOLICITATION

General

We are furnishing this Proxy Statement to shareholders of Mylan Inc., a Pennsylvania corporation (“Mylan” or the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Friday, May 4, 2012, at 10:30 a.m. (PT), at the Marina Del Rey Marriott, 4100 Admiralty Way, Marina Del Rey, California, for the purposes set forth in the accompanying Notice of Annual Meeting. We are mailing this Proxy Statement and the enclosed proxy card to shareholders on or about April 5, 2012.

Our Board has fixed the close of business on March 23, 2012 (the “Record Date”) as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 427,971,788 shares of our common stock, par value $0.50 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. Shareholders do not have cumulative voting rights.

Quorum

Holders of a majority of the outstanding shares of our Common Stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares each will be treated as shares present for purposes of determining the presence of a quorum.

Voting

Shareholders may cast their votes at the meeting, over the Internet, by submitting a printed proxy card, or by calling a toll-free number.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed instruction card in the enclosed postage-paid envelope or contact your broker, bank nominee or other institution to determine whether you will be able to vote over the Internet or by telephone.

If you come to the Annual Meeting to cast your vote in person and you are holding your shares in a brokerage account or through a bank or other nominee (“street name”), you will need to bring a legal proxy obtained from your broker, bank or nominee which will authorize you to vote your shares in person.

Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet or by telephone, so that your shares may be represented and voted at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy at any time before it is voted by submitting another properly executed proxy showing a later date, by filing a written notice of revocation with Mylan’s Corporate Secretary, by casting a new vote over the Internet or by telephone, or by voting in person at the Annual Meeting. The contact information for the Company’s Secretary is stated on page 42 under “Communications With Directors.”

Votes Required

Election of Directors

Mylan has adopted a standard requiring that a director nominee receive a majority of the votes cast; in other words, the number of shares voted “for” a Director must exceed 50% of the votes cast with respect to that Director. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these votes. If a Director receives less than a majority, the Director shall submit his or her resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee, which will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

You may vote either “FOR” or “WITHHOLD AUTHORITY” with respect to each nominee for the Board.

Plurality voting will still apply to contested elections.

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Amendment and Restatement of the 2003 Long-Term Incentive Plan, Consideration of the Say-on-Pay and Shareholder Proposals, and Ratification of Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm

Each of the amendment and restatement of the Company’s 2003 Long Term Incentive Plan, the advisory non-binding vote on executive compensation, consideration of the shareholder proposals (i.e., disclosure of political contributions and separation of the Chairman and CEO positions) and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012, will require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these proposals. If the selection of Deloitte & Touche LLP is not ratified by our shareholders, the audit committee will reconsider its recommendation.

Multiple Shareholders Sharing the Same Address

In accordance with the notices we previously sent to street name shareholders who share a single address, we are sending only one Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Proxy Statement, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of our Proxy Statement, you can request householding by contacting Mylan’s Corporate Secretary. The contact information for the Company’s Secretary is stated on page 42 under “Communications With Directors.”

Proxy Solicitation

Mylan will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished by our Board to our shareholders. Proxies may be solicited without additional compensation by directors, officers and employees of Mylan and its subsidiaries. Copies of solicitation material will be furnished to brokerage firms, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by our directors, officers or other regular employees. In addition, the Company has retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in soliciting proxies at a cost of approximately $10,000 plus expenses.

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ITEM 1—ELECTION OF DIRECTORS

Mylan’s Board currently consists of 11 members. All nominees listed below have previously been elected as directors by shareholders. Our directors are elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the 11 nominees listed below has consented to act as a director of Mylan if elected. If, however, a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

DIRECTOR NOMINEES

Information about each director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age and tenure on the Company’s Board.

Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Robert J. Coury Age 51 2002	Mr. Coury has served as Chairman of the Board of Mylan since May 2009, before which he was Vice Chairman commencing in March 2002. Since January 1, 2012, Mr. Coury has served as the Executive Chairman of Mylan. Before then he was Mylan’s Chief Executive Officer from September 2002 to December 31, 2011. Before joining Mylan, he was Chief Executive Officer and principal owner of Coury Consulting, L.P., a Pittsburgh, Pennsylvania corporate advisory firm that he founded in 1989. Mr. Coury’s prior business experience, coupled with his in-depth knowledge of the Company and leadership experience as the Company’s CEO, as well as his service and strategic vision as Vice Chairman and then Chairman of the Board for over ten years - the most transformational time the Company has seen - led the Board to again nominate Mr. Coury to the Board.

Rodney L. Piatt, C.P.A.* Age 59 2004	Mr. Piatt has served as Vice Chairman of the Board of Mylan since May 2009. Since 1996, he has also been President and owner of Horizon Properties, a real estate and development company. Since 2003, Mr. Piatt has also served as Chief Executive Officer and Director of Lincoln Manufacturing Inc., a steel and coal manufacturing company. Mr. Piatt brings extensive experience to the Board as an auditor and a successful business owner. In addition, his eight year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Piatt, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with his financial and business expertise and his leadership experience, led the Board to again nominate Mr. Piatt to the Board.

Heather Bresch Age 42 2011	Ms. Bresch has served as Mylan’s CEO since January 1, 2012, before which she was Mylan’s President since July 2009. She previously served as Mylan’s Executive Vice President and Chief Operating Officer from October 2007 to July 2009, Head of North American Operations from January 2007 to October 2007 and Senior Vice President, Strategic Corporate Development, beginning in February 2006 until January 2007. Ms. Bresch joined Mylan in 1992, and has held a number of management positions, including Vice President, Strategic Corporate Development from May 2005 to February 2006, Vice President of Public and Government Relations from February 2004 to April 2005, Director of Government Relations from March 2002 to February 2004, and Director of Business Development from January 2001 to March 2002. Ms. Bresch’s extensive industry and leadership experience, as reflected in this summary, coupled with her unique and in-depth knowledge about the Company, led the Board to again nominate Ms. Bresch to the Board.

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DIRECTOR NOMINEES
Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Wendy Cameron Age 52 2002	Ms. Cameron has served as Director and Co-Owner of Cam Land LLC, a harness racing business in Washington, Pennsylvania, since January 2003. From 1981 to 1998, she was Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. Ms. Cameron also serves as Chairman of the Washington Hospital Board of Trustees and of the Washington Hospital Executive Committee. In addition to being a business owner and having held an executive position with one of the nation’s largest bottlers for nearly 20 years, Ms. Cameron’s ten year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Ms. Cameron, along with her fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with her commitment to community service and her leadership experience, led the Board to again nominate Ms. Cameron to the Board.

Robert J. Cindrich Age 68 2011	Mr. Cindrich currently serves as a senior advisor to the Office of the President of the University of Pittsburgh Medical Center (“UPMC”), a global health enterprise. From 2004 through 2011, Mr. Cindrich was the chief legal officer of UPMC. From 1994 through 2004, Mr. Cindrich served as a judge of the United States District Court for the Western District of Pennsylvania. Prior to that appointment, he was active as an attorney in both government and private practice, including positions as the Allegheny County Assistant Public Defender and Assistant District Attorney and the U.S. Attorney for the Western District of Pennsylvania. Mr. Cindrich’s extensive legal and leadership experience, as reflected in this summary, coupled with his in-depth knowledge of the healthcare industry, led the Board to again nominate Mr. Cindrich to the Board.

Neil Dimick, C.P.A.* Age 62 2005	Currently retired, Mr. Dimick previously served as Executive Vice President and Chief Financial Officer of Amerisource Bergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor. Mr. Dimick also serves on the boards of directors of HLTh Corporation (formerly Emdeon Corporation), WebMD Health Corp., Alliance Imaging, Inc., Thoratec Corporation and Resources Connection, Inc. Mr. Dimick has extensive experience as a director of several other public companies, as reflected above. In addition, his seven year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Dimick, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with his substantial industry experience and his business and accounting background, led the Board to again nominate Mr. Dimick to the Board.

Douglas J. Leech, C.P.A.* Age 57 2000	Mr. Leech is the founder and principal of DLJ Advisors. From 1999 to 2011, he was Founder, Chairman, President and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc., prior to which he was Chief Executive Officer and President of Huntington Banks West Virginia. Mr. Leech is also on the Board of Directors of United Bankshares, Inc. Mr. Leech’s public accounting, audit and professional experience has provided him both financial and business expertise and leadership experience. In addition, his 12 year tenure on the Mylan board has included the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Leech, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with his years of business experience, led the Board to again nominate Mr. Leech to the Board.

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DIRECTOR NOMINEES
Name, Age and Year First Elected Director	Principal Occupation and Business Experience; Other Directorships and Qualifications
Joseph C. Maroon, M.D. Age 71 2003	Dr. Maroon is currently Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, UPMC, and has held other positions at UPMC since 1998. He has also served as the team neurosurgeon for the Pittsburgh Steelers since 1981. From 1995 to 1998, Dr. Maroon was Professor and Chairman of the Department of Surgery at Allegheny General Hospital, and from 1984 to 1999, he was Professor and Chairman of the Department of Neurosurgery at Allegheny General Hospital. Dr. Maroon has earned numerous awards for his contributions to neurosurgery from various national and international neurological societies throughout his career; and his patients travel from all over the world to seek his care. In addition, his nine year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Dr. Maroon, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s internal workings and external strategies. This experience, combined with Dr. Maroon’s exceptional medical and leadership experience, led the Board to again nominate Dr. Maroon to the Board.
Mark W. Parrish Age 56 2009	Mr. Parrish has served as Chairman and CEO of Trident USA Health Services, a premier provider of mobile X-ray and laboratory services to the long-term care industry, since 2008. Earlier, commencing in 2001, he held management roles of increasing significance with Cardinal Health Inc. and its affiliates, including Chief Executive Officer of Healthcare Supply Chain Services for Cardinal Health from 2006 to 2007. Mr. Parrish also serves as President of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies; and senior adviser to Frazier Healthcare Ventures, a health care oriented growth equity firm. Mr. Parrish’s extensive industry and leadership experience, as reflected in this summary, and his dedicated service to the Board since joining in 2009, led the Board to again nominate Mr. Parrish to the Board.
C.B. Todd Age 78 1993	Currently retired, Mr. Todd served as President and Chief Operating Officer of Mylan from 2001 to 2002. From 1970 until his initial retirement from Mylan in 1999, he served Mylan in various capacities, including Senior Vice President (1987-1999), President, Mylan Pharmaceuticals (1991-1999), Senior Vice President, Mylan Pharmaceuticals (1987-1991) and Vice President-Quality Control, Mylan Pharmaceuticals (1978-1987). In addition to his long-term experience with and commitment to the Company as both an executive officer and director spanning over 30 years, his most recent tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Mr. Todd, along with his fellow Directors, gained invaluable public company experience, including regarding Mylan’s external strategies. This experience, combined with Mr. Todd’s years of service to the Company led the Board to again nominate Mr. Todd to the Board.
Randall L. (Pete) Vanderveen, Ph.D., R.Ph Age 61 2002	Dr. Vanderveen has served as Dean, John Stauffer Decanal Chair, of the School of Pharmacy, University of Southern California since September 2005. From 1998 to 2005, he served as Dean of the School of Pharmacy and Graduate School of Pharmaceutical Science and Professor of Pharmacy at Duquesne University, Pittsburgh, Pennsylvania, before which he was Assistant Dean and Associate Professor at Oregon State University, in Portland, Oregon from 1988 to 1998. Dr. Vanderveen has an extensive pharmaceutical and academic background, as reflected in this summary. In addition, his ten year tenure on the Mylan board has come during the most transformational time the Company has seen. The Company underwent massive growth, during which Dr. Vanderveen, along with his fellow Directors, gained invaluable public company experience regarding Mylan’s internal workings and external strategies. This experience, combined with Dr. Vanderveen’s pharmaceutical and leadership experience, led the Board to again nominate Dr. Vanderveen to the Board.
*	All C.P.A. distinctions in this Proxy Statement refer to “inactive” status.

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THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Meetings of the Board

In 2011, our Board met 11 times. In addition to meetings of the Board, directors attended meetings of individual Board committees. In 2011, all of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during the periods for which he or she served. In addition to Board and committee meetings, it is the Company’s policy that directors are expected to attend the Annual Meeting. All members of the Board attended the 2011 Annual Meeting of Shareholders.

Non-management members of the Board meet in executive sessions on a regular basis. Neither the Chief Executive Officer nor any other member of management attends such meetings of non-management directors. Rodney Piatt, the Vice Chairman of the Board, has been designated as the

Lead Independent Director and presides at such executive sessions. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, see “Communications with Directors” below.

Board Committees

The principal standing committees of the Board include the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each such committee operates under a written charter, current copies of which are available on the Company’s corporate website at www.mylan.com under the heading “Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

The table below provides 2011 membership and meeting information for the noted Board committees.

Director	Audit	Compensation	Governance and Nominating
Heather Bresch
Wendy Cameron		X	X
Robert J. Cindrich
Robert J. Coury
Neil Dimick, C.P.A.	C
Douglas Leech, C.P.A.	X		C
Joseph Maroon, M.D.		X
Mark W. Parrish
Rodney L. Piatt, C.P.A.	X	C	X
C.B. Todd
Randall L. (Pete) Vanderveen, Ph.D.
Meetings during 2011	7	6	2

C = Chairperson

X = Member

Audit Committee and Audit Committee Financial Expert. The Audit Committee’s responsibilities include the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; reviewing with the independent registered public accounting firm the scope of its audit plan and related fees and the results of their audit; reviewing with management, the Company’s internal audit scope, plan and ongoing results; and reviewing with management both the Company’s financial statements and related disclosures and its assessment of the Company’s internal control over financial reporting. All of the members of the Audit Committee are independent directors, as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (the “SEC”) and the NASDAQ listing standards. The Board has determined that each of the Audit Committee members—Mr. Dimick, Mr. Leech and Mr. Piatt—is an “audit committee financial expert”, as that term is defined in the rules of the SEC. The Board has determined with regard to Mr. Dimick, who serves on the audit committees of more than three public companies, that such simultaneous service does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee. The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and oversees and approves the compensation program for the Company’s executive officers. The Compensation Committee plays a very active role, including the regular review of the Company’s compensation programs against industry practices, the Company’s strategic goals and

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emerging trends as well as to ensure alignment with shareholder interests and strong links between executive pay and performance. The Compensation Committee also oversees and directs the administration of the Company’s equity compensation and benefit plans. All of the members of the Compensation Committee are independent directors as defined in the applicable NASDAQ listing standards.

Governance and Nominating Committee. The Governance and Nominating Committee (the “G&N Committee”) is responsible for the nomination of candidates for the Board and the oversight of all aspects of the Company’s corporate governance initiatives. All of the members of the G&N Committee are independent directors as defined in the applicable NASDAQ listing standards.

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, the G&N Committee has adopted the following criteria with regard to traits, abilities and experience that the Board looks for in determining candidates for election to the Board:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have personal and/or professional reputations that are consistent with the image and reputation of the Company.

•	Each Director should have relevant expertise and experience and be able to offer advice and guidance to executive management based on that expertise and experience.

•	Each Director should have the ability to exercise sound business judgment.

In addition, a majority of the members of the Board should be “independent,” not only as that term may be defined legally or mandated by the applicable NASDAQ listing standards, but also without the appearance of any conflict in serving as a director. For a director to be considered independent, the Board must determine that he or she does not have any material relationship with the Company, either directly or indirectly (other than in his or her capacity as a director).

Finally, while the G&N Committee does not have a formal policy with respect to diversity, such Committee and the Board as a whole believe that it is important for Board members to represent diverse viewpoints, and further that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities.

The G&N Committee will consider director candidates properly submitted by shareholders. In considering candidates submitted by shareholders, the G&N Committee will take into consideration the needs of the Board and the qualifications of the candidate, including those traits, abilities and experience identified above. Any submission of a proposed candidate for consideration by the G&N Committee should include the name of the proposing shareholder and evidence of such person’s ownership of Mylan stock, and the name of the proposed candidate, his or her resume or a listing of his or her qualifications to be a director of the Company, and the proposed candidate’s signed consent to be named as a director if recommended by the G&N Committee. Such information will be considered by the Chairman of the G&N Committee, who will present the information on the proposed candidate to the entire G&N Committee.

Any shareholder recommendation of a proposed candidate must be sent to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, not later than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The G&N Committee identifies new potential nominees by asking current directors and executive officers to notify the G&N Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The G&N Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the G&N Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the G&N Committee as a potential candidate, the G&N Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the G&N Committee determines that the candidate warrants further consideration, the Chairman or another member of the G&N Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the G&N Committee will request information from the candidate, review the candidate’s accomplishments and qualifications, including in light of any other candidates that the G&N Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, G&N Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The G&N Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Director Independence

The Board has determined that Ms. Cameron, Mr. Cindrich, Mr. Dimick, Mr. Leech, Dr. Maroon, Mr. Parrish, Mr. Piatt, Mr. Todd and Dr. Vanderveen have no material relationships with the Company and concluded that they are independent directors under the applicable NASDAQ listing standards. With respect to Messrs. Leech, Piatt and Todd, the Board considered their past relationships with the Company, which relationships are no longer in existence, and determined that

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such past relationships are not material. Mr. Coury and Ms. Bresch are not independent directors due to their current service as the Company’s Executive Chairman and Chief Executive Officer, respectively.

Board of Directors Leadership Structure

Mylan’s Board annually elects one of its own members as the Chairman of the Board. Mr. Coury has served as the Chairman of our Board since being appointed in May 2009. During which time he also was Chief Executive Officer of the Company. Effective January 1, 2012, Mr. Coury became Executive Chairman of the Board and Ms. Bresch was appointed Chief Executive Officer. Although our Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, the Board believes that this new, enhanced management structure is ideal for Mylan at this time in its history and given the complexity of Mylan’s businesses, as well as the opportunities and challenges that the Company will face in the future. In that regard, the Board believes that the Company and its shareholders will benefit from the leadership, judgment, and experience of the Executive Chairman, Mr. Coury, and the Chief Executive Officer, Ms. Bresch, both of whom share a vision for the Company that is consistent with the Board’s philosophy. In addition, our governance structure provides effective oversight by the Board in the following ways:

•	nine of the 11 members of our Board are independent;

•	the Board has established and follows robust corporate governance guidelines, which are publicly available on our website;

•	our Audit, Compensation, Compliance, Finance and G&N Committees are all composed entirely of independent directors; and

•	our independent directors meet regularly in executive sessions chaired by our Lead Independent Director and Vice Chairman, Mr. Piatt.

Board of Directors Risk Oversight

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee focuses on financial reporting risk and oversight of the internal audit function. It receives reports from management at least quarterly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk). The Audit Committee also receives reports from management addressing risks impacting the day-to-day operations of the Company. Our internal audit function meets with the Audit Committee on at least a quarterly basis to discuss any potential risk or control issues. The Audit Committee reports regularly to the full Board, which also considers the Company’s entire risk profile. The full Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s approval for risk. While the Board oversees the Company’s overall risk management strategy, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is a highly effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Code of Ethics; Corporate Governance Principles; Code of Business Conduct and Ethics

The Board has adopted a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Corporate Controller. The Board also has adopted Corporate Governance Principles as well as a Code of Business Conduct and Ethics applicable to all directors, officers and employees. Current copies of the Code of Ethics, the Corporate Governance Principles and the Code of Business Conduct and Ethics are posted on the Company’s website at www.mylan.com under the heading “Corporate Governance.” Copies of the Code of Ethics, the Corporate Governance Principles and the Code of Business Conduct and Ethics are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317. The Company intends to post any amendments to or waivers from the Code of Ethics on its website.

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ITEM 2—RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012, and has directed that management submit the selection of Deloitte & Touche LLP as our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from our shareholders and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to shareholders for ratification as a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

Independent Registered Public Accounting Firm’s Fees

Deloitte & Touche LLP served as Mylan’s independent registered public accounting firm during 2011 and 2010, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Details about the nature of the services provided by, and the fees the Company paid to, Deloitte & Touche LLP for such services during 2011 and 2010 are set forth below.

	Dollars in Millions
	2011	2010
Audit Fees(1)	$6.2	$6.4
Audit-Related Fees(2)	0.1	0.3
Tax Fees(3)	0.2	0.1
All Other Fees(4)	0.1	—
Total Fees	$6.6	$6.8

(1)	Represents fees for professional services provided for the audit and reporting of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews and reporting of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and consultation on accounting and disclosure matters.

(2)	Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including the audit of the Company’s 401(k) plans, certain SEC filings and other agreed upon procedures.

(3)	Represents fees related primarily to tax return preparation and tax compliance support services.

(4)	Represents fees related primarily to advisory services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for the Company. Under the policy, the Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services that are pre-approved annually by the Audit Committee. The policy also prohibits the engagement of the independent registered public accounting firm for non-audit related financial information systems design and implementation, for certain other services considered to have an impact on independence and for all services prohibited by the Sarbanes-Oxley Act of 2002. All services performed by Deloitte & Touche LLP during 2011 and 2010 were pre-approved by the Audit Committee in accordance with its policy.

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NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2011

The following table sets forth information concerning the compensation earned by the non-employee directors for 2011. Directors who are also employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee director compensation follows the table.

Name	Fees Earned or Paid in Cash	Option Awards ($)(1)	RSUs ($)(1)	Total ($)
Wendy Cameron	85,000	82,426	109,366	276,793
Robert J. Cindrich	64,128	82,426	109,366	255,921
Neil Dimick, C.P.A.	96,511	82,426	109,366	288,304
Douglas Leech, C.P.A.	96,861	82,426	109,366	288,654
Joseph C. Maroon, M.D.	82,500	82,426	109,366	274,293
Mark W. Parrish	83,255	82,426	109,366	275,048
Rodney L. Piatt, C.P.A.	102,500	82,426	109,366	294,293
C.B. Todd	79,505	82,426	109,366	271,298
Pete Vanderveen, Ph.D., R.Ph	77,500	82,426	109,366	269,293

(1)	Represents the grant date fair value of the specific award granted to the director. Option awards and restricted stock unit (“RSU”) awards granted in 2011 vest on May 6, 2012. For information regarding assumptions used in determining such amount, please refer to Note 10 to the Company’s Consolidated Financial Statements contained in its Annual Report on Form 10-K (the “Form 10-K”), filed with the SEC. The aggregate shares subject to stock options held by the non-employee directors as of December 31, 2011, are as follows: Ms. Cameron, 203,645; Mr. Cindrich, 10,864; Mr. Dimick, 86,770; Mr. Leech, 96,770; Dr. Maroon, 141,770; Mr. Parrish, 34,637; Mr. Piatt, 96,770; Mr. Todd (including options held by his wife), 103,970; and Dr. Vanderveen, 186,770. The aggregate, unvested RSUs held by each of the non-employee directors as of December 31, 2010, were 4,576.

The non-employee directors receive $75,000 per year in cash compensation for their service on the Board. Non-employee directors are also reimbursed for actual expenses relating to meeting attendance.

In addition:

•	The Chairperson of the Audit Committee receives an additional fee of $17,500 per year;

•	The Chairperson of the Compensation Committee receives an additional fee of $15,000 per year;

•	The Chairpersons of the Finance Committee, the G&N Committee, the Compliance Committee and the Science and Technology Committee each receive an additional fee of $7,500 per year;

•	Each member of the Audit Committee and the Compensation Committee receives an additional fee of $7,500 per year; and
•

Each member of the Finance Committee, the G&N Committee, and the Compliance Committee and each independent member of the Science and Technology Committee receives an additional fee of $2,500 per year, for each Committee on which they serve.

Non-employee directors, at the discretion of the full Board, are eligible to receive stock options or other awards under the 2003 Plan. In connection with the Board’s annual meeting following the Annual Meeting of Shareholders in May 2011, each non-employee director was awarded an option to purchase 10,864 shares of Common Stock, at an exercise price of $23.90 per share, the closing price per share of the Company’s Common Stock on the date of grant, which option vests on the first anniversary of the date of grant, and 4,576 restricted stock units, also vesting on the first anniversary of the grant date.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 28, 2012 by the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company who were serving at the end of 2011, as well as by our directors, and by all directors and executive officers of the Company as a group (based on 428,129,113 shares of Common Stock outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered

“beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of March 28, 2012. To the Company’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all shares of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 Days		Percent of Class
Heather Bresch	173,289	(1)	634,603		*
Wendy Cameron	36,352		101,346	(2)	*
Robert J. Cindrich	—		15,440	(3)	*
Robert J. Coury	940,494	(4)	3,377,502		1.0%
Neil Dimick, C.P.A.	22,352		91,346	(5)	*
Harry Korman	101,633	(6)	203,640		*
Douglas Leech, C.P.A.	31,152		101,346	(7)	*
Rajiv Malik	185,255		609,465		*
Joseph C. Maroon, M.D.	23,652		146,346	(8)	*
Mark W. Parrish	11,525		39,213	(9)	*
Rodney L. Piatt, C.P.A.	52,652		101,346	(10)	*
John Sheehan	13,954		82,554	(11)	*
C.B. Todd	517,833	(12)	108,546	(13)	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	17,652		191,346	(14)	*
All directors, nominees and executive officers as a group (16 persons)	2,199,590	(15)	6,103,980	(16)	1.9%

*	Less than 1%

(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.

(2)	Includes 4,576 restricted stock units (which vest on May 6, 2012) granted under the 2003 Plan.

(3)	Includes 4,576 restricted stock units (which vest on May 6, 2012) granted under the 2003 Plan.

(4)	Includes 4,957 shares held in Mr. Coury’s 401(k) account.

(5)	Includes 4,576 restricted stock units (which vest on May 6, 2012) granted under the 2003 Plan.

(6)	Includes 1,001 shares held in Mr. Korman’s 401(k) account.

(7)	Includes 4,576 restricted stock units (which vest on May 6, 2012) granted under the 2003 Plan.

(8)	Includes 4,576 restricted stock units (which vest on May 6, 2012) granted under the 2003 Plan.

(9)	Includes 4,576 restricted stock units (which vest on May 6, 2012) granted under the 2003 Plan.

(10)	Includes 4,576 restricted stock units (which vest on May 6, 2012) granted under the 2003 Plan.

(11)	Includes 5,333 restricted stock units (which vest on April 1, 2012) granted under the 2003 Plan.

(12)	Includes (i) 266,749 shares held by a limited partnership of which Mr. Todd holds a 99% limited partnership interest, as well as a 25% ownership interest in the limited liability company which serves as the 1% general partner of the limited partnership, (ii) 62,470 shares held by the C.B. Todd Revocable Trust, (iii) 168,747 shares held by the Mary Lou Todd Trusts B, C and C-1, and (iv) 1,686 shares held by Mr. Todd’s wife.

(13)	Includes (i) 4,576 restricted stock units (which vest on May 6, 2012) granted under the 2003 Plan and (ii) options with respect to 7,200 shares held by Mr. Todd’ wife.

(14)	Includes 4,576 restricted stock units (which vest on May 6, 2012) granted under the 2003 Plan.

(15)	See notes (1), (4), (6) and (12). Includes 13,071 shares held in the executive officers’ 401(k) accounts.

(16)	See notes (2), (3), (5), (7), (8), (9), (10), (11), (13), and (14,). Includes 46,517 restricted stock units granted under the 2003 Plan.

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Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of the shareholders known to management to own beneficially more than five percent of our Common Stock as of February 15, 2012:

Name and Address of Beneficial Owner	Amount And Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	36,788,801	8.48%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc.(2)	23,960,386	5.61%
100 Vanguard Blvd., Malvern, PA 19355

(1)	As reported in Form 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2012. BlackRock, Inc. has sole voting and dispositive power over all 36,788,801 shares.

(2)	As reported in Form 13G filed by The Vanguard Group, Inc. with the SEC on February 8, 2012. The Vanguard Group, Inc. has sole dispositive power over 23,362,653 shares, and sole voting and shared dispositive power over 597,733.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of our Common Stock and our other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all of our directors and executive officers complied with these filing requirements during 2011.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers and Named Executive Officers as of March 23, 2012, are as follows:

Robert J. Coury	51	Executive Chairman
Heather Bresch	42	Chief Executive Officer
Rajiv Malik	51	President
John D. Sheehan, C.P.A.	51	Executive Vice President, Chief Financial Officer and principal financial officer
Harry Korman	54	Executive Vice President and Chief Operating Officer
Daniel C. Rizzo, Jr., C.P.A.	49	Senior Vice President, Chief Accounting Officer, Corporate Controller and principal accounting officer
Anthony Mauro	39	President, North America

See “Item 1—Election of Directors—Director Nominees” for a description of the recent business experience of Mr. Coury and Ms. Bresch.

Mr. Malik has served as Mylan’s President since January 1, 2012, before which he was Mylan’s Executive Vice President and Chief Operating Officer since July 2009, Mylan’s Head of Global Technical Operations from January 2007 to July 2009, and Executive Vice President since October 2007. Previously, he served as Chief Executive Officer of Matrix from July 2005 to June 2008. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz, Mr. Malik was Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003.

Mr. Sheehan has served as Mylan’s Executive Vice President, Chief Financial Officer and principal financial officer since April 2010. Prior to joining Mylan, he served as Chief Financial Officer of Delphi Automotive LLP (“Delphi”). In addition to serving as the Chief Financial Officer for Delphi, Mr. Sheehan held several senior management positions, including chief restructuring officer, chief accounting officer and controller since joining that company in 2002. Prior to joining Delphi, Mr. Sheehan was a partner at KPMG LLP, a global professional accounting firm.

Mr. Korman has served as Executive Vice President and Chief Operating Officer since January 1, 2012. Prior to that, he was the Senior Vice President and President, North America of Mylan since October 2007. From February 2005 to December 2009, he served as President of Mylan Pharmaceuticals Inc. Since joining Mylan through its

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acquisition of UDL Laboratories in 1996, Mr. Korman has held several positions of increasing responsibility, including President of UDL and Vice President of Sales and Marketing for Mylan Pharmaceuticals.

Mr. Rizzo has served as the Company’s Corporate Controller since June 2006, as Senior Vice President since October 2007 and as principal financial officer from October 2009 to March 2010. He joined the Company as Vice President, Chief Accounting Officer and Corporate Controller in June 2006. Prior to this, he served as Vice President and General Controller of Hexion Specialty Chemicals, Inc. from October 2005 to May 2006 and from September 1998 to September 2005 he served as Vice President and Corporate Controller (and principal accounting officer) at Gardner Denver, Inc.

Mr. Mauro has served as President, North America of Mylan since January 1, 2012. He has served as President of Mylan Pharmaceuticals Inc. since 2009. In his 15 years at Mylan, Mauro has held roles of increasing responsibility across the Company’s business units, including President of Mylan Pharmaceuticals Inc., Chief Operating Officer for Mylan Pharmaceuticals ULC in Canada, Vice President of Strategic Development, North America, and Vice President of Sales, North America.

Officers of Mylan who are appointed by the Board can be removed by the Board, and officers appointed by the Chief Executive Officer can generally be removed by her.

EXECUTIVE COMPENSATION FOR 2011

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of the compensation of our Named Executive Officers and describes the objectives and principles underlying the Company’s executive compensation programs, the compensation decisions we have recently made under those programs, and the factors we considered in making those decisions. Our Named Executive Officers for 2011 were:

Executive	2011 Position	2012 Position
Robert J. Coury	Chairman and Chief Executive Officer	Executive Chairman
Heather Bresch	President	Chief Executive Officer
Rajiv Malik	EVP and Chief Operating Officer	President
John D. Sheehan	EVP and Chief Financial Officer	EVP and Chief Financial Officer
Harry Korman	President, North America	EVP and Chief Operating Officer

Key Management and Compensation Decisions

In October 2011, the Company announced that its board of directors approved the transition of Mr. Coury, then Chairman and Chief Executive Officer, into the role of Executive Chairman of the Board, effective as of January 1, 2012. As Executive Chairman, Mr. Coury is responsible for overall leadership and strategic direction of the Company, transition of responsibilities to the new Chief Executive Officer, guidance to the new Chief Executive Officer and other executive and senior management of the Company, coordination of activities of the Board, oversight and key involvement in talent management, communication with shareholders and other important constituencies, strategic business development, and mergers and acquisitions.

The Company also announced that effective January 1, 2012, Ms. Bresch would become Chief Executive Officer, reporting directly to the board of directors. In addition, the Company announced that Mr. Malik would become

President and Mr. Korman would become Chief Operating Officer. In connection with this transition, the board of directors noted Mylan’s success over the past decade, the contributions of these executives to that success, and the Company’s transformation from a leader in the U.S. market to the third largest generic and specialty pharmaceutical company in the world. In light of the Company’s recent rapid expansion and strategic plans for the future, the unique structure and platform of Mylan, and the changing dynamics of the industry, the Board determined that this enhanced management structure would best serve the Company, especially in light of the management team’s capabilities, leadership, experience and accomplishments to date. Even with the Company’s management transition, the combined 2012 targeted total compensation of our Named Executive Officers is less than the combined 2011 total compensation of our Named Executive Officers.

In May 2011, in the Company’s first ever say-on-pay vote, the Company received 64% approval from its shareholders.

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Our shareholders are provided with the opportunity to cast an annual advisory vote on the compensation of our Named Executive Officers pursuant to the election of our shareholders to do so at the 2011 annual meeting. Following the shareholder vote and as part of our ongoing monitoring of best practices in executive compensation:

•	Mr. Coury waived his contractual right to an income tax gross-up on his personal use of corporate aircraft and automobile use, retroactive to January 1, 2011;

•	Following a request by Mr. Coury, the Company has eliminated income tax gross-ups on all executive perquisites effective January 1, 2012; and

•

The Company adopted a policy that the Company will not enter into any new agreement with an executive officer which contains an excise tax gross-up for golden parachute payments or provide any income tax gross-ups to any executive officer other than pursuant to policies that apply similarly to all employees of the Company such as tax-equalization and relocation policies. The excise tax gross-up policy does not apply to renewals of agreements currently in effect.

2011 Performance Highlights

Throughout 2011, the Company maintained its commitment to ensuring that compensation is aligned with performance. The Company achieved strong financial and operational performance in 2011 while facing a number of external challenges including: European sovereign debt and macroeconomic issues; natural disasters in Japan and Australia; and intense price competition in EMEA and Australia from branded and/or generic competitors.

Despite these challenges, Mylan:

•	Achieved record net income of $537 million on record revenue of $6.13 billion

•	Delivered 79% annual diluted EPS growth

•	Made 167 submissions to regulatory authorities around the world for future new product approvals

•	Launched more than 50 new products in the United States, of which 15 were limited competition launches and 9 were first to file opportunities, and launched more than 270 products in Europe

•	Generated $441 million of free cash flow (operating cash flow minus capital expenditures) which was reinvested back into the business to continue to fuel the Company’s growth

•

Completed important business development transactions, including the acquisition of the exclusive worldwide rights to develop, manufacture, and commercialize a generic equivalent to GlaxoSmithKline’s Advair Diskus and Seretide Diskus, incorporating Pfizer Inc.’s proprietary dry powder inhaler delivery platform.

Objectives and Principles of Our Executive Compensation Program

The principal objectives of the Company’s executive compensation programs are to foster a culture driven by performance that aligns executive interests with those of the Company and our shareholders and to attract and retain talented individuals of the highest caliber. The Company strives to meet these objectives by implementing the principles listed below:

Significant portions of compensation should be tied to the Company’s performance and therefore at risk.

Approximately 73%-88% of Named Executive Officer compensation is tied to the Company’s stock price or the achievement of key financial and operational performance goals, thereby aligning compensation with both the success of the Company’s business strategy and objectives, as well as the returns realized by our shareholders. The Company’s short-term incentives and restricted stock units (RSUs) that are performance-based are tied to the achievement of key operational and financial metrics that drive the execution and achievement of the Company’s business strategy. These measurements are described below under “Our Executive Compensation Program.” Furthermore, other equity awards, such as stock options, further ensure alignment with the interests of our shareholders, since the realization of the option value is tied to increases in our share price.

Executive officers should have a financial stake in the success of the Company.

To further align executives’ interests with those of shareholders and to cultivate a culture of ownership, our Compensation Committee has adopted guidelines that require certain of the Company’s top executive officers to maintain specified minimum stock ownership percentages. The stock ownership requirement for Mr. Coury is 500% of base salary, which has been met. In addition, the stock ownership requirement is 500% of base salary in the case of Ms. Bresch, 400% in the case of Mr. Malik and 300% in the case of Messrs. Sheehan and Korman. In each case, attainment of the goals is to be reached by 2013 (except for Mr. Sheehan, whose goal is to be reached by 2015 as Mr. Sheehan was not hired until 2010). Shares actually owned by the executive (including shares held by the executive in the Company’s 401(k) and Profit Sharing Plan) as well as unvested RSUs count toward compliance with these guidelines. We believe this requirement effectively creates for each officer an ongoing personal financial stake in the success of the Company, further aligns the interests of the Company’s officers with those of our shareholders and properly motivates officers to maximize shareholder value.

Executive compensation should be competitive with companies within our peer group and also recognize individual performance and demonstrated skill-sets.

In order to attract and retain high-caliber executive officers, our total compensation packages must continue to be

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generally in line with what would be offered by the other companies within our peer group. Our executives’ fixed compensation (which primarily includes base salaries, benefits and perquisites), as well as executives’ short-term and long-term performance-based compensation at target levels of performance, are generally designed to fall within the range of the 50th and 75th percentiles of compensation paid by companies in our peer group, based on a variety of factors such as tenure and performance.

2011 Elements of Compensation

In 2011, our Named Executive Officers were compensated through base salary, an annual short-term incentive, an annual long-term incentive, employee benefits and perquisites. The following graphs show the relative weight of the base salary, annual short-term incentive and annual long-term incentive components at target levels.

Base salary. Base salaries for our executive officers are paid in accordance with the Executive Employment Agreements approved by our Compensation Committee and are reviewed and modified by the Compensation Committee from time to time as considered necessary.

The Committee considers a variety of factors in deciding base salary, including marketplace practices, internal equity considerations, Company performance, and the executive’s experience, tenure, leadership, and individual performance. The Committee also considers what the marketplace would require in terms of the replacement costs to retain a qualified individual to replace an executive, including that the new executive would lack the critical knowledge base regarding the Company as compared to the executive he or she would be replacing.

In October 2011, in connection with the Company’s management transition, the Compensation Committee approved the following changes in the Named Executive Officers’ base salaries, effective January 1, 2012.

Executive	2011 Base Salary	2012 Base Salary
Robert J. Coury	$1,800,000	$1,350,000
Heather Bresch	$900,000	$1,000,000
Rajiv Malik	$700,000	$800,000
John D. Sheehan(1)	$625,000	$650,000
Harry Korman	$500,000	$575,000
Total	$4,525,000	$4,375,000

(1)	The change to Mr. Sheehan’s base salary became effective on March 5, 2012 and was determined in February 2012 independent of the management transition.

Short-term incentive compensation. The Company’s short-term incentive compensation for its executive officers consists of performance-based annual short-term incentive cash awards that are intended to balance the interests of executives and investors by providing incentives based on a set of operational and financial measures critical to the successful execution of the Company’s business strategy. These awards are made pursuant to the 2003 Plan and are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

At target levels of performance, short-term incentives for 2011 equaled 125% of base salary for Mr. Coury, 100% of base salary for Ms. Bresch, Mr. Malik and Mr. Sheehan, and 75% of base salary for Mr. Korman. Other than Mr. Korman, whose short-term incentive is discretionary (as described below), depending upon the extent to which performance criteria are achieved, performance-based incentives can range from 50% of target (at threshold performance) to 200% of target (at maximum performance). No short-term incentives are paid if threshold performance is not met.

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The short-term incentive bonus program for 2011 was determined based on the annual performance criteria, relative weightings, and Company results set forth in the tables below. The Compensation Committee added the reduction in adjusted net working capital as a performance metric in 2011 in place of synergies achieved (which was used in 2010), because the Company ceased tracking synergies as the targeted synergies relating to past significant acquisitions have been completed. The addition of the reduction in adjusted net working capital as a metric was intended to recognize the importance of cash-flow generation for the Company. This metric aims to increase cash-flow generation by a reduction in net adjusted working capital growth by 10% against the Company’s internal budget.

Goal	Target	Outcome	Comment
Adjusted diluted earnings per share	$2.00	$2.04	Exceeded Target
Global regulatory submissions	140	167	Exceeded Target
Reduction in adjusted net working capital	$25 million	$56 million	Exceeded Target

Goal	Weighting		Score		Total
Adjusted diluted earnings per share	50%		120%		60%
Global regulatory submissions	25%	x	200%	=	50%
Reduction in adjusted net working capital	25%		200%		50%
2011 Company Performance Score					160%

The Compensation Committee, in its deliberations on the actual awards, primarily took into consideration the performance criteria’s formulaic results; in addition, the Compensation Committee also considered subjective factors such as an executive’s individual performance, duties and responsibilities; an executive’s demonstrated skill-sets; an executive’s leadership as demonstrated by contributions to the strategic development, governance and vision of the Company; the Company’s overall progress in reaching organizational development and growth; and the executive’s commitment to the Company’s overall business philosophy. The Committee determined unanimously that in light of these considerations, it would not exercise any downward discretion with respect to the award amounts generated by the performance metrics. Furthermore, given that the Company exceeded the maximum level on two of the annual performance metrics and also exceeded the target on the third annual performance metric despite significant external challenges faced in 2011, the Committee carefully considered an additional discretionary pay-out to the Named Executive Officers. Specifically, challenges in 2011 that impacted the Company’s overall profitability, which were outside of the Company’s control, included: European sovereign debt and macroeconomic issues which were significantly greater than anticipated; natural disasters in Japan and Australia; and intense price competition in EMEA and Australia from branded and/or generic competitors.

The Committee determined that, utilizing the strength of Mylan’s global platform, executive management mitigated the impact of these and other challenges on the 2011 business while maximizing opportunities and preserving the business’ long-term value. Specifically, management maximized the performance of its generics and specialty businesses in certain key markets, in order to offset headwinds in other markets, through increased earnings on strong sales and product margin performance combined with effective spending controls. Additionally, the Committee determined that the Company’s overall achievement of adjusted diluted EPS achievement of $2.04 per share, despite the global macroeconomic environment in which the Company was operating, equated to superior EPS performance. The Committee believes that the Company’s ability to achieve these strong results was directly attributable to Mylan’s outstanding leadership team, and their commitment to delivering on the Company’s financial and operational targets. Accordingly, the Committee approved additional payouts to the Named Executive Officers, in order to equate to the maximum payouts each would have received under the short-term incentive plan. As a result, each of Mr. Coury, Ms. Bresch, and Messrs. Malik and Sheehan were paid annual incentive awards equal to 200% of their respective target percentages of salary under the short-term incentive compensation program. Mr. Korman, whose employment agreement provides for an annual discretionary bonus target equal to 75% of his annual base salary, also received 200% of his target amount for similar reasons. The dollar amounts of short-term incentive compensation or bonus, as applicable, earned by each of the Named Executive Officers for 2011 are set forth below in columns entitled “Non-Equity Incentive Plan Compensation” and “Bonus,” respectively, in the Summary Compensation Table.

Similar to the philosophy and methodology used in 2011, for 2012 the short-term incentive compensation performance metrics include 2012 adjusted diluted earnings per share, targeted at $2.40 (weighted at 50%), 2012 global regulatory submissions, targeted at 140 (weighted at 25%), and adjusted free cash flow, defined as adjusted operating cash flow less capital expenditures, and targeted at $550 million (weighted at 25%). The Committee believes that adjusted free cash flow represents a more comprehensive cash flow metric than the reduction in adjusted net working capital

16

metric used in 2011 (as adjusted free cash flow includes working capital changes as one of its components along with each of the other types of business transactions comprising adjusted operating cash flow and capital expenditures). The use of this annual performance metric in 2012 is intended to increase the focus on all of the business transactions impacting the generation of adjusted operating cash flow rather than solely the working capital portion (which was more appropriate for 2011 as the Company transitioned away from synergies as an annual performance metric as discussed above).

Long-term incentive compensation. We believe that long-term incentives should be directly related to common stock performance as well as other operational and financial measures. Under the Company’s 2003 Long-Term Incentive Plan (the “2003 Plan”), the Committee may grant various types of awards, including nonqualified and incentive stock options, restricted stock, stock grants, performance shares, performance units, and stock appreciation rights, to the Named Executive Officers, as well as to other eligible employees.

The long-term equity grants awarded to the Named Executive Officers in 2011 included (i) stock options with an exercise price equal to the closing price of the Company’s common stock on the date of grant that vest ratably over a period of three years, provided that the executive remains continually employed by the Company; (ii) awards of RSUs that vest annually over a three-year period provided that the executive remains continually employed by the Company; and (iii) performance-based RSUs that cliff-vest after a three-year period, assuming specified performance criteria are met—in this case, average adjusted diluted earnings per share in 2011, 2012 and 2013 of $2.36. The approximate relative weighting of each of these long-term incentives at target to our Named Executive Officers in 2011 is illustrated in the chart below.

(1)	In 2011, the long-term incentives included a special, one-time grant of performance-based RSUs. The Compensation Committee ordinarily strives for a mix of long-term incentives that is weighted 35% for both stock options and performance-based RSUs and 30% for time vesting RSUs. In addition, three of the five Named Executive Officers received an additional grant of RSUs on December 30, 2011. These grants are not reflected in this chart because these RSUs were granted as part of the Company’s management transition and not part of an annual incentive award.

Equity grants made to our Named Executive Officers in 2011 are set forth and described in the table below entitled “Grants of Plan-Based Awards for 2011.”

The current expectation of our Compensation Committee is to make annual equity grants, most likely in the first quarter of a fiscal year, with appropriate exceptions for new hires and promotions. The 2012 annual executive officer equity grant was made on February 22, 2012. Messrs. Coury, Malik, Sheehan and Korman and Ms. Bresch each received a grant of options and RSUs that time-vest over three years, beginning on the first anniversary of the date of grant. Also on February 22, 2012, the Named Executive Officers were granted long-term performance-based incentives in the form of RSUs that generally vest at the end of a three-year period based upon the achievement of average adjusted diluted earnings per share in 2012 and 2013 equal to $2.57, subject to continued employment through February 22, 2015. None of these grants are reflected in the Tables which follow this CD&A, because the grants were made in 2012.

As stated above, there is no exact date for the making of these equity grants each year, but our Compensation Committee intends to review its equity grant policy from time to time to ensure that it is in line with corporate best practices. We believe these annual equity grants serve as a retention incentive and an incentive to achieve longer-term performance goals, as well as another manner in which to align executives’ interests with those of our shareholders.

Other Benefits

The Company provides additional benefits in the form of:

•	Perquisites

•	Retirement Benefits

•	Employment Agreements

•	Transition and Succession Agreements

Perquisites. The Company’s Named Executive Officers receive a level of perquisites that we believe falls within observed competitive practices for companies in the peer group described below. Perquisites vary slightly among the Named Executive Officers and include the following:

•

Each Named Executive Officer receives the use of a Company car or a car allowance, and the costs associated with this perquisite are covered by the Company as part of the arrangement (however, as indicated above, effective in 2012, executives will be responsible for paying any income taxes resulting from the imputed income). Mr. Malik, who worked primarily overseas during 2011, also received the use of a driver.

•

In addition to each Named Executive Officer’s use of the Company-owned aircraft for business travel, Mr. Coury is also entitled to personal use of Company aircraft for vacations and other personal purposes in light of heightened security concerns. Effective as of January 1, 2011, he waived his right to receive a gross-up of income

17

taxes associated with his personal use of the aircraft. During 2011, at Mr. Coury’s discretion, executives from time to time could also be afforded personal use of the corporate aircraft.

Retirement Benefits, The Company maintains the Mylan Profit Sharing 401(k) Plan, which is a qualified retirement plan offered to all U.S. salaried employees of the Company, including the U.S.-based Named Executive Officers. The plan permits employees to contribute a portion of their pay to the plan on a pre-tax basis and also provides for a matching contribution by the Company to participants’ accounts, as well as a discretionary profit sharing contribution. These contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table.

In addition, in December 2009, the Company adopted a 401(k) Restoration Plan (the “Restoration Plan”). The Restoration Plan permits employees (including the Named Executive Officers) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code.

Also in December 2009, the Company adopted an Income Deferral Plan, which permits certain management or highly compensated employees (including the Named Executive Officers) who are designated by the plan administrator to participate in the Income Deferral Plan to elect to defer up to 50% of base salary and up to 100% of bonus compensation, in each case, in addition to any amounts that may be deferred by such participants under the Profit Sharing 401(k) Plan and the Restoration Plan. In addition, under this Plan, eligible participants may be granted employee deferral awards, which awards will be subject to the terms and conditions (including vesting) as determined by the plan administrator at the time such awards are granted.

The Company has also entered into Retirement Benefit Agreements (“RBAs”) with four of the Named Executive Officers, Messrs. Coury, Malik and Sheehan and Ms. Bresch, in recognition of their service to the Company and to provide a supplemental form of retirement and death benefit. The Compensation Committee approved an amendment to Mr. Coury’s RBA in October 2011, in connection with the executive management transition, to provide an additional retention incentive in his newly-created role as Executive Chairman. For a detailed description of the RBAs, see the section below entitled “Retirement Benefit Agreements.”

When Mr. Malik joined the Company in January 2007, the Company put in place a nonqualified deferred compensation plan on his behalf. Although the Company no longer contributes to the account, the plan account will be distributed to him upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

Employment Agreements. We believe it is essential to have employment agreements with our executive officers and other key employees. These agreements memorialize critical terms of employment, including termination rights and obligations, non-competition and other restrictive covenants and compensation and perquisites, and thereby enhance the stability and continuity of our employment relationships. Each of the Named Executive Officers is party to an Executive Employment Agreement. For a detailed description of the Employment Agreements, see the section below entitled “Employment Agreements”.

Transition and Succession Agreements. The Company is party to Transition and Succession Agreements with each Named Executive Officer and certain other officers, with an aim to assuring that the Company will have the officer’s full attention and dedication to the Company during the pendency of a possible change in control transaction and to provide the officer with compensation and benefits in connection with a change of control. For a detailed description of those Transition and Succession Agreements, see below, under “Transition and Succession Agreements.” As noted above, the Company has adopted a policy that the Company will not enter into any new agreement with an executive officer which contains an excise tax gross-up for golden parachute payments. The Transition and Succession Agreements currently in effect (including any renewals thereof) are not subject to this new policy.

Compensation Process

Role of the Compensation Committee. The Compensation Committee seeks and receives input from the Committee’s compensation consultant, Meridian Compensation Partners LLC, a nationally recognized independent compensation consulting firm on executive compensation issues (for example, on the criteria and specific target levels for awards under our short-term and long-term performance-based incentive plans; on an appropriate peer group; and on evolving trends and best practices in executive compensation). The Committee also receives input from management; however decisions on these matters are made solely by our Compensation Committee.

Role of Consultant. The Committee has retained Meridian, who provides the Committee with peer comparables and other information, as well as views and advice on compensation-related matters. We also analyze overall compensation very carefully to ensure we are recognizing subjective factors such as responsibilities, position and individual performance including such qualities as leadership, strategic vision, demonstrated skill-sets and execution of corporate initiatives. Our Compensation Committee has direct access to Meridian regarding any

18

issues that arise within the Compensation Committee’s authority. Meridian does not provide any additional services to the Company.

Peer Groups. In connection with the development of our compensation program for our Named Executive Officers, the Committee’s compensation consultant developed a list of peer companies. For 2011, this peer group consisted of the following 13 companies, including companies in both the generic and branded sectors: Allergan, Inc.; C.R. Bard, Inc.; Becton, Dickinson and Company; Biogen Idec, Inc.; Bristol-Myers Squibb Company; Celgene Corporation; Eli Lilly and Company; Forest Laboratories, Inc.; Genzyme Corporation; Gilead Sciences, Inc.; Merck & Co., Inc.; Warner Chilcott Plc; and Watson Pharmaceuticals, Inc. Among other matters, we utilize these companies to assess competitive market data. We are also cognizant that as we continue to pursue our strategic initiatives and growth strategies, the companies constituting our peer group may change, and we may therefore need to review and adjust our total executive compensation packages accordingly.

Consideration of Risk in Company Compensation Policies

Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our business objectives. We believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Finally, as described in this Compensation Discussion and Analysis, our compensation programs and decisions include qualitative factors which we believe restrain the influence an overly formulaic approach may have on excessive risk taking by management.

Deductibility Cap on Executive Compensation

Section 162(m) of the Code restricts the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and each of the other Named Executive Officers (other than our Chief Financial Officer) for any fiscal year to the extent that such compensation for such executive exceeds one million dollars and does not qualify as “performance-based” compensation as defined under Section 162(m) of the Code. The Board and our Compensation Committee have taken actions, including the grant of stock options and performance-based restricted stock awards, intended to enhance Mylan’s opportunity to deduct compensation paid to executive officers for federal income tax purposes. Our Compensation Committee, however, reserves the right to grant compensation to our executives that is not deductible, as necessary to comply with Mylan’s contractual commitments or to maintain the flexibility needed to promote retention or to recognize and reward desired performance.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,

Rodney L. Piatt, C.P.A.

Wendy Cameron

Joseph C. Maroon, M.D.

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The following summary compensation table sets forth the cash and non-cash compensation paid to or earned by the Named Executive Officers for 2011, 2010, and 2009.

Summary Compensation Table

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Robert J. Coury	2011	1,784,615	900,000	(2)	6,750,006	2,596,054	3,600,000	4,550,033	1,157,062	21,337,771
Chairman and Chief Executive Officer	2010	1,700,000	—		6,099,999	2,728,516	3,293,750	7,960,701	1,152,970	22,935,936
	2009	1,566,184	—		3,000,012	2,418,521	4,250,000	4,676,163	570,507	16,481,387
Heather Bresch	2011	884,615	360,000	(2)	5,143,746	973,516	1,440,000	489,645	348,964	9,640,486
President	2010	787,019	—		1,800,001	963,003	1,240,000	296,150	196,680	5,282,853
	2009	633,173	—		937,491	755,787	1,450,000	1,026,955	46,760	4,850,166
Rajiv Malik	2011	691,667	280,000	(2)	3,371,869	630,987	1,120,000	464,225	390,283	6,949,032
Chief Operating Officer	2010	645,833	—		1,218,736	652,033	1,007,500	359,343	151,264	4,034,709
	2009	581,438	—		750,003	604,628	1,250,000	108,164	155,564	3,449,797
John Sheehan	2011	621,154	250,000	(2)	1,425,790	563,379	1,000,000	190,797	119,698	4,170,818
Chief Financial Officer	2010	443,077	—		841,218	635,928	930,000	—	370,260	3,220,483
Harry Korman	2011	500,000	750,000	(2)	1,106,240	180,278	—	—	141,975	2,678,493
President, North America	2010	491,346	628,125		375,015	200,629	—	—	121,203	1,816,318
	2009	441,436	700,000		281,248	249,880	—	—	29,354	1,701,918

(1)	The titles listed are the titles held by the Named Executive Officers as of December 31, 2011. As discussed on page 12, the Company’s expanded management structure resulted in several changes in titles that took effect on January 1, 2012.

(2)	Represents discretionary bonus awarded to the Named Executive Officer for 2011. For a further discussion of this discretionary bonus, see the Compensation Discussion and Analysis set forth above.

(3)	Represents the grant date fair value of the stock awards granted to the Named Executive Officer in 2011, 2010 and 2009, as applicable. For information regarding assumptions used in determining such expense, please refer to Note 10 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(4)	Represents the grant date fair value of the option awards granted to the Named Executive Officer in 2011, 2010 and 2009, as applicable. For information regarding assumptions used in determining such expense, please refer to Note 10 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(5)	Represents amounts paid under the Company’s non-equity incentive compensation plan. For a discussion of this plan, see the Compensation Discussion and Analysis set forth above.

(6)	Represents the aggregate change in present value of the applicable Named Executive Officer’s accumulated benefit under their respective Retirement Benefit Agreement. For further information concerning the Retirement Benefit Agreements, see the Pension Benefits Table set forth below and the text following the table.

(7)	Amounts shown in this column are detailed in the chart on the next page.

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Name	Fiscal Year	Use of Company Provided Automobile ($) (a)	Personal Use of Company Aircraft ($) (b)	Lodging Reimbursement ($) (c)	Income Tax Gross-up ($) (d)	401(k) and Profit Sharing Plan Matching Contribution ($)	401(k) and Profit Sharing Plan Profit Sharing Contribution ($)	Restoration Plan Contribution ($)	Other ($) (e)
Robert J. Coury	2011	28,819	500,779	—	—	9,800	17,150	592,684	7,830
	2010	29,868	535,590	—	88,562	9,800	19,600	463,895	5,655
	2009	28,498	433,387	—	79,321	9,800	16,100	—	3,401
Heather Bresch	2011	19,200	86,448	—	—	9,800	17,150	214,626	1,740
	2010	19,200	9,239	—	—	9,800	19,600	136,958	1,883
	2009	19,200	—	—	—	9,800	16,100	—	1,660
Rajiv Malik	2011	27,328	—	59,874	64,311	—	—	—	238,770
	2010	28,131	—	33,206	—	—	—	—	89,927
	2009	14,712	—	28,634	—	—	—	—	112,218
John Sheehan	2011	19,200	184	—	513	12,477	17,150	66,112	4,062
	2010	14,400	—	—	99,302	3,569	—	14,154	238,835
Harry Korman	2011	12,834	—	—	—	9,800	17,150	101,569	622
	2010	854	—	—	—	9,800	19,600	87,900	3,049
	2009	700	—	—	—	9,800	16,100	—	2,754

(a)	Represents automobile leasing and insurance costs for Mr. Coury. In the case of Ms. Bresch and Mr. Sheehan, a vehicle allowance. In the case of Mr. Korman leasing and insurance costs for a portion of the year and thereafter a vehicle allowance. In the case of Mr. Malik, the cost of a car, driver and car expenses (fuel, repairs and maintenance).

(b)	Represents the aggregate incremental cost to the Company of the personal use of Company-owned aircraft.

(c)	Represents a housing allowance afforded to Mr. Malik.

(d)	Represents income tax gross-up paid in respect of perquisites set forth in columns (a), (b) and/or (e), as applicable, for Mr. Coury and Mr. Sheehan. In the case of Mr. Malik, represents tax equalization as a result of his expatriate assignment to the United States. As discussed in the Compensation Discussion and Analysis, Mr. Coury waived his right to an income tax gross-up on perquisites in 2011 and the Company has eliminated tax gross-ups on all executive perquisites effective in 2012. For both 2010 and 2011, Mr. Sheehan’s tax gross-ups pertain solely to his relocation expenses.

(e)	Represents reimbursement of out-of-pocket medical, vision expenses and insurance premiums. For Mr. Malik, it also represents employer contributions to the Provident Fund, a statutory contributory pension fund in India and employee moving costs. For Mr. Sheehan it also represents employee moving costs incurred in 2010.

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The following table summarizes grants of plan-based awards made to each Named Executive Officer during 2011.

Grants of Plan-Based Awards for 2011

Name	Grant Date	Date of Comp Comm Action	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
Robert J. Coury	—	2/28/2011	1,125,000	2,250,000	4,500,000	—	—	—	—	—	—
	3/2/2011					89,365	178,729	119,153	—	—	6,750,006
	3/2/2011					—	—	—	330,228	22.66	2,596,054
Heather Bresch	—	2/28/2011	450,000	900,000	1,800,000	—	—	—	—	—	—
	3/2/2011					35,994	71,988	44,682	—	—	2,643,742
	3/2/2011					—	—	—	123,835	22.66	973,516
	12/30/2011	10/24/2011				—	—	116,496	—	—	2,500,004
Rajiv Malik	—	2/28/2011	350,000	700,000	1,400,000	—	—	—	—	—	—
	3/2/2011					24,617	49,233	28,961	—	—	1,771,876
	3/2/2011					—	—	—	80,264	22.66	630,987
	12/30/2011	10/24/2011				—	—	74,557	—	—	1,599,993
John Sheehan	—	2/28/2011	312,500	625,000	1,250,000	—	—	—	—	—	—
	3/2/2011					18,532	37,063	25,858	—	—	1,425,790
	3/2/2011					—	—	—	71,664	22.66	563,379
Harry Korman	—	2/28/2011	187,500	375,000	750,000	—	—	—	—	—	—
	3/2/2011					7,585	15,170	8,274	—	—	531,241
	3/2/2011					—	—	—	22,932	22.66	180,278
	12/30/2011	10/24/2011				—	—	26,794	—	—	574,999

(1)	The performance goals under the short-term incentive compensation program applicable to the Named Executive Officers during 2011 are described above in the Compensation Discussion and Analysis.

(2)	Consist of performance-based restricted stock units awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2011.” The Named Executive Officers may not receive any more than the target number of performance-based restricted stock units granted.

(3)	Consist of time-based restricted stock units awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2011.”

(4)	Represents the grant of ten-year stock options awarded under the 2003 Plan during 2011 to the Named Executive Officers at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2011.” Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; and (iii) in the case of death or retirement, or a participant’s death within two years following termination because of disability, 100% of options become vested and vested options will remain exercisable for the remainder of the original term.

(5)	Represents the grant date fair value of the specific award granted to the Named Executive Officer. For information regarding assumptions used in determining such value, please refer to Note 10 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

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The following table sets forth information concerning all of the outstanding equity-based awards held by each Named Executive Officer as of December 31, 2011.

Outstanding Equity Awards at the End of 2011

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)($) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Robert J. Coury	16,875	—	15.1778	2/1/2012	—	—	—	—
	675,000	—	12.3822	7/22/2012	—	—	—	—
	675,000	—	15.5111	1/1/2013	—	—	—	—
	165,700	—	23.2700	4/5/2016	—	—	—	—
	800,000	—	15.8000	7/27/2017	—	—	—	—
	631,380	—	11.1800	3/18/2018	—	—	—	—
	323,219	161,610	13.2500	3/27/2019	—	—	—	—
	134,321	268,642	21.1300	3/3/2020	—	—	—	—
	—	330,228	22.6600	3/2/2021	—	—	—	—
	—	—	—	—	22,642	485,897	158,491	3,401,217
	—	—	—	—	85,186	1,828,092	160,909	3,453,107
	—	—	—	—	119,153	2,557,023	178,729	3,835,524
Heather Bresch	12,000	—	19.3600	3/28/2013	—	—	—	—
	75,000	—	17.4600	8/1/2015	—	—	—	—
	100,000	—	22.1400	1/31/2017	—	—	—	—
	160,000	—	15.8000	7/27/2017	—	—	—	—
	197,306	—	11.1800	3/18/2018	—	—	—	—
	101,006	50,503	13.2500	3/27/2019	—	—	—	—
	47,408	94,814	21.1300	3/3/2020	—	—	—	—
	—	123,835	22.6600	3/2/2021
	—	—	—	—	7,075	151,830	49,528	1,062,871
	—	—	—	—	18,930	406,238	56,791	1,218,735
	—	—	—	—	44,682	958,876	71,988	1,544,862
	—	—	—	—	116,496	2,500,004	—	—
Rajiv Malik	120,000	—	22.1400	1/31/2017	—	—	—	—
	80,000	—	15.8000	7/27/2017	—	—	—	—
	197,306	—	11.1800	3/18/2018	—	—	—	—
	80,805	40,402	13.2500	3/27/2019	—	—	—	—
	32,099	64,197	21.1300	3/3/2020	—	—	—	—
	—	80,264	22.6600	3/2/2021
	—	—	—	—	5,660	121,464	39,623	850,310
	—	—	—	—	12,817	275,053	38,452	825,180
	—	—	—	—	28,961	621,503	49,233	1,056,540
	—	—	—	—	74,557	1,599,993	—	—
John Sheehan	26,667	53,333	23.1600	4/1/2020	—	—	—	—
	—	71,664	22.6600	3/2/2021
	—	—	—	—	10,666	228,892	20,322	436,110
	—	—	—	—	25,858	554,913	37,063	795,372
Harry Korman	48,954	—	17.4600	8/1/2015	—	—	—	—
	60,000	—	15.8000	7/27/2017	—	—	—	—
	30,871	—	11.1800	3/18/2018	—	—	—	—
	18,209	18,209	12.1500	3/5/2019	—	—	—	—
	9,877	19,753	21.1300	3/3/2020	—	—	—	—
	—	22,932	22.6600	3/2/2021
	—	—	—	—	2,315	49,680	16,204	347,738
	—	—	—	—	3,944	84,638	11,832	253,915
	—	—	—	—	8,274	177,560	15,170	325,548
	—	—	—	—	26,794	574,999	—	—

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(1)	Vesting dates applicable to unvested stock options are as follows, in each case subject to continued employment with the Company: Mr. Coury’s, Ms. Bresch’s and Mr. Malik’s options at the $13.25 exercise price vested on March 27, 2012; Mr. Korman’s options at the $12.15 exercise price vested on March 5, 2012; one-half of the unvested options at the $21.13 exercise price for Mr. Coury, Ms. Bresch, Mr. Malik and Mr. Korman vested on March 3, 2012, and the remaining options will vest on March 3, 2013; one-half of Mr. Sheehan’s options at the $23.16 exercise price will vest on each of April 1, 2012 and 2013; and one-third of the unvested options at the $22.66 exercise price for Mr. Coury, Ms. Bresch, Mr. Malik, Mr. Sheehan and Mr. Korman vested on March 2, 2012, and the remaining options will vest 50% on each of March 2, 2013 and 2014.

(2)	Mr. Coury’s 22,642 shares, Ms. Bresch’s 7,075 shares and Mr. Malik’s 5,660 shares vested on March 27, 2012; Mr. Korman’s 2,315 shares vested on March 5, 2012; one-half of Mr. Sheehan’s 10,666 shares will vest on each of April 1, 2012 and 2013; one-half of Mr. Coury’s 85,186 shares, Ms. Bresch’s 18,930 shares, Mr. Malik’s 12,817 shares and Mr. Korman’s 3,944 shares vested on March 3, 2012, and the remainder will vest on March 3, 2013. Except as described below, all of the other RSUs in the table for Mr. Coury, Ms. Bresch, Mr. Malik, Mr. Sheehan and Mr. Korman vested one-third on March 2, 2012, and the remaining RSUs will vest 50% on each of March 2, 2013 and 2014. Ms. Bresch’s 116,496 shares, Mr. Malik’s 74,557 shares and Mr. Korman’s 26,794 shares will vest on December 31, 2014. In accordance with their terms, all of these awards would vest upon a change in control or upon the executive officer’s retirement from the Company.

(3)	The market value of RSUs was calculated using the closing price of the Company’s common stock as of December 31, 2011.

(4)	The vesting of all of the RSUs shown in this column is subject (or, in the case of the March 2012 vestings below, was subject) to the attainment of performance goals. On March 27, 2012, Mr. Coury vested in 158,491 shares, Ms. Bresch vested in 49,258 shares, Mr. Malik vested in 39,623 shares and Mr. Korman vested in 16,204 shares. On March 3, 2013, Mr. Coury is expected to vest in 160,909 shares, Ms. Bresch is expected to vest in 56,791 shares, Mr. Malik is expected to vest in 38,452 shares and Mr. Korman is expected to vest in 11,832 shares. On March 5, 2012, Mr. Korman vested in 16,204 shares. On April 1, 2013, Mr. Sheehan is expected to vest in 20,322 shares. On March 2, 2014, Mr. Coury is expected to vest in 178,729 shares, Ms. Bresch is expected to vest in 71,988 shares, Mr. Malik is expected to vest in 49,233 shares, Mr. Sheehan is expected to vest in 37,063 shares and Mr. Korman is expected to vest in 15,170 shares. The other awards are expected to vest in full upon the earliest to occur of (i) March 3, 2013, April 1, 2013 or March 2, 2014, provided that the performance goals have been satisfied, (ii) a change of control, and (iii) the executive’s death or disability. Any outstanding shares subject to the award that remain unvested as of March 3, 2013, April 1, 2013 or March 2, 2014 will be forfeited.

(5)	The market value of RSUs was calculated using the closing price of the Company’s common stock as of December 31, 2011.

Option Exercises and Stock Vested for 2011

The following stock awards were exercised or became vested for the Named Executive Officers during 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert J. Coury	—	—	92,069	2,070,267
Heather Bresch	—	—	83,626	1,829,569
Rajiv Malik	—	—	79,154	1,727,384
John Sheehan	—	—	5,334	123,909
Harry Korman	99,153	890,966	28,648	628,340

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Pension Benefits for 2011

The following table summarizes the benefits accrued by the Named Executive Officers during 2011 under the RBA (or deferred compensation plan, in the case of Mr. Malik) in effect with the Named Executive Officer. The Company does not sponsor any other defined benefit pension programs covering the Named Executive Officers.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Coury	Retirement Benefit Agreement	10	25,507,270	—
Heather Bresch	Retirement Benefit Agreement	7	1,812,750	—
Rajiv Malik	The Executive Plan for Rajiv Malik(2)	N/A	198,046	—
Rajiv Malik	The Gratuity Scheme(3)	N/A	6,816	—
Rajiv Malik	Retirement Benefit Agreement	5	931,732	—
John Sheehan	Retirement Benefit Agreement	1	190,797	—
Harry Korman	N/A	N/A	—	—

(1)	Mr. Korman is not party to a Retirement Benefit Agreement.

(2)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.

(3)	The Gratuity Scheme is a statutorily defined benefit plan provided in India.

Nonqualified Deferred Compensation

The following table sets forth information relating to the Mylan 401(k) Restoration Plan for 2011 (the “Restoration Plan”). There was no participation in the Mylan Executive Income Deferral Plan.

Name	Aggregate Balance at Last FYE ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert J. Coury	540,146	193,335	592,684	(20,913)	—	1,305,252
Heather Bresch	180,693	75,185	214,626	(14,773)	—	455,731
Rajiv Malik	—	—	—	—	—	—
John Sheehan	42,461	91,431	66,112	(6,289)	—	193,715
Harry Korman	132,539	79,481	101,569	(8,231)	—	305,358

(1)	These amounts represent company contributions for each Named Executive Officer. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(2)	These amounts include earnings (losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

The Restoration Plan permits employees (including the chief executive officer, chief financial officer and other Named Executive Officers) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code, to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of his or her matching contributions or non-elective contributions. Distributions of a participant’s vested account balance will be made in a lump sum within sixty days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

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Retirement Benefit Agreements and Deferred Compensation Plan

In December 2004, the Company entered into an RBA with Mr. Coury in furtherance of the obligations contained in his employment agreement. This RBA has been modified from time to time, most recently in 2011 with effect on January 1, 2012 (the “Amended RBA”). Additionally, the Company entered into RBAs with Ms. Bresch and Mr. Malik in August

2009, and Mr. Sheehan in February 2011 (together, with Mr. Coury’s Amended RBA, the “RBAs”).

Pursuant to the Amended RBA, upon retirement following completion of ten or more years of service, or any termination of employment after December 31, 2011, Mr. Coury is entitled to receive a lump sum retirement benefit (the “Retirement Benefit”) equal to the present value of an annual retirement benefit equal to 50% of the sum of his base salary as of December 31, 2011, and the average of the three highest annual cash bonuses paid to Mr. Coury during the five years preceding January 1, 2012, for a period of 15 years beginning at age 55. As a result of his years of service, Mr. Coury has fully vested in his Retirement Benefit. Pursuant to the terms of the Amended RBA, Mr. Coury is eligible to receive a supplemental retirement benefit equal to 20% of the sum of his base salary as of December 31, 2011 and the average of the three highest annual cash bonuses paid to Mr. Coury in the five years preceding January 1, 2012 (the “Supplemental Retirement Benefit”). The Supplemental Retirement Benefit shall vest 50% on each of January 1, 2013 and 2014. If prior to January 1, 2014, (A) there occurs a change in control (as defined in the Amended RBA) and Mr. Coury is employed by the Company immediately prior to such change in control, or (B) Mr. Coury’s employment terminates for any reason other than “cause” or resignation without “good reason” (each as defined in Mr. Coury’s employment agreement), the supplemental retirement benefit will fully vest. If Mr. Coury’s employment is terminated for cause or he resigns without good reason, then any unvested portion of the Supplemental Retirement Benefit will be forfeited.

Pursuant to the RBAs of Ms. Bresch and Messrs. Malik and Sheehan, upon retirement following completion of ten or more years of service, each executive would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 20%, 15%, and 15%, respectively, of the sum of their base salary and target annual bonus on the date of retirement, for a period of 15 years beginning at age 55. Having completed seven years of continuous service as an executive, Ms. Bresch is now vested 70% in her retirement benefit, with an additional 10% of the retirement benefit vesting after each year of service for up to three additional years (the “Partial Benefit”). Mr. Malik has completed five years of continuous service with the Company, and has vested 50% in his retirement benefit, with an additional 10% of the retirement benefit vesting after each year of service for up to four additional years. Mr. Sheehan will complete his second year of service with the Company on April 1, 2012, and upon completing three additional years he will begin to vest in his retirement benefit.

Upon the occurrence of a change of control of the Company, each executive would become fully vested in his or her retirement benefit and would be entitled to receive a lump sum payment equal to the net present value of the retirement benefit, further discounted to the executive’s current age from age 55, as soon as practicable following any subsequent termination of employment. If an executive dies while employed by the Company, the executive’s beneficiary would be entitled to receive a lump sum payment equal to the greater of (i) two times the executive’s current base salary or (ii) the net present value of the retirement benefit.

Mr. Coury’s Amended RBA further provides that if (a) Mr. Coury’s employment is terminated without cause or for good reason within one year prior to a potential change in control and (b) the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess (if any) of the retirement benefit that would have been paid to him had his employment terminated following the change in control and the retirement benefit actually paid to him. Ms. Bresch, Mr. Malik and Mr. Sheehan’s RBAs provide that if the executive’s employment is terminated without cause or for good reason, the executive will receive additional years of service credit corresponding to the applicable severance multiplier under his or her Transition and Succession Agreement.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided that this provision will have no effect if, after the occurrence of a change in control, the Company refuses, fails or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payment under the RBA.

Each of the RBAs provides that during the five-year period following termination, except for any termination occurring following a change in control, the Company may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration and frequency, and not to exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of pocket expenses incurred in the course of providing these services.

Information concerning the estimated value of benefits under the RBAs assuming retirement as of December 31, 2011 is at “Potential Payments Upon Termination or Change of Control.”

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In 2007, the Company established a nonqualified deferred compensation plan for Mr. Malik, who was then living outside the U.S. and therefore unable to participate in the Company’s 401(k) plan. Although the Company no longer contributes to the account, the plan account will be distributed to Mr. Malik upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

Employment Agreements

The Company is party to employment agreements with each of the Named Executive Officers.

Mr. Coury. In April 2006, the Company and Mr. Coury entered into an Amended and Restated Executive Employment Agreement, superseding his original agreement from 2002, which agreement was modified in December 2008, for technical changes necessitated by Section 409A, and most recently in October 2011, in the Second Amended and Restated Executive Employment Agreement, effective January 1, 2012 (the “current employment agreement”), to reflect his becoming Executive Chairman in 2012. Mr. Coury’s employment agreement has a term of three years (through January 1, 2015, unless earlier terminated or extended in accordance with its terms). Pursuant to his current employment agreement, Mr. Coury is entitled to an annual base salary of $1,350,000, and he is eligible for an annual performance-based target bonus of at least 125% of base salary which will be payable upon the achievement of the performance targets. Mr. Coury is also entitled to participate in long-term incentive and equity plans of the Company at the discretion of the Compensation Committee and to receive employee benefits and other fringe benefits no less favorable than the benefits to which he was entitled under his original employment agreement. Throughout the term of the agreement and for a period of two years following Mr. Coury’s termination of employment for any reason, he may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions of Mr. Coury’s current employment agreement, please see below, at “Potential Payments Upon Termination or Change of Control”.

Ms. Bresch, Mr. Malik, Mr. Sheehan and Mr. Korman. The Company entered into employment agreements with Ms. Bresch and Mr. Malik in January 2007, which agreements were amended in October 2007, December 2008 and August 2009, and which were amended and restated in October 2011. The Company entered into an employment agreement with Mr. Sheehan effective on his hire in April 2010. The Company entered into an employment agreement with Mr. Korman in February 2006, which was most recently amended and restated in October 2011. Each agreement provides for the payment of a minimum base salary, as well as eligibility to receive a discretionary bonus and fringe benefits of employment as are customarily provided to senior executives of the Company.

Unless earlier terminated, extended or renewed, the agreement with Ms. Bresch expires on December 31, 2014 and the agreements with Messrs. Malik, Sheehan and Korman expire on December 31, 2014, April 1, 2013 and December 31, 2014, respectively. The agreement with Ms. Bresch provides for a target bonus equal to 125% of base salary. The agreements with each of Messrs. Malik, Sheehan and Korman provide for a target bonus equal to 100% of each executive’s base salary. Each of Ms. Bresch, Messrs. Malik, Sheehan and Korman’s agreements also provide that throughout the term of the agreement and for a period of one year following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions under these agreements, please see below, at “Potential Payments Upon Termination or Change of Control”.

Potential Payments Upon Termination or Change of Control

The following discussion summarizes the termination and change of control-related provisions of the employment agreements, RBAs and transition and succession agreements entered into between the Company and the applicable Named Executive Officer, and termination of employment and change of control provisions under the Company’s 2003 Long-Term Incentive Plan, as amended.

Employment Agreements.

Robert J. Coury. Under Mr. Coury’s current employment agreement (effective January 1, 2012), if Mr. Coury’s employment were terminated for any reason (other than a voluntary resignation without “good reason” as defined in the his current employment agreement, occurring prior to July 1, 2012), he will be entitled to a payment equal to three (3) times his “annual cash compensation” (defined as the sum of Mr. Coury’s base salary as in effect on December 31, 2011, plus the higher of (i) the average annual bonus awarded to Mr. Coury with respect to 2009, 2010 and 2011 or (ii) Mr. Coury’s 2011 target bonus), and a pro-rated annual bonus for the year of termination based on actual performance, which would be reduced by Company-provided death benefits in the event of the termination of Mr. Coury’s employment due to death. Mr. Coury will also be provided with continued health and other benefits and aircraft usage for three (3) years following any such termination of employment, and will be eligible to participate in the Company’s Supplemental Health Insurance Plan. These payments and benefits would not be provided to Mr. Coury if, before July 1, 2012, the Company successfully asserts that Mr. Coury committed an act of “cause” (as defined under his current employment agreement)

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before January 1, 2012. In addition, if Mr. Coury’s employment is terminated without “cause” or for “good reason” (each as defined under his current employment agreement), all pre-2012 equity-based awards held by Mr. Coury and outstanding at the time of such termination of employment will fully vest.

If Mr. Coury’s employment with the Company had terminated on December 31, 2011, by the Company without cause or by Mr. Coury for good reason prior to a change in control, under his current employment agreement he would have been entitled to cash severance payments and other benefits having an aggregate value of $25,634,023, and equity awards having an intrinsic value as of December 31, 2011 of approximately $16,976,330 would have become vested. If Mr. Coury’s employment with the Company had terminated on December 31, 2011, because of his death, he would have been entitled to cash severance payments and other benefits under his current employment agreement (including equity awards) having an aggregate value of $39,404,586. If Mr. Coury’s employment with the Company had terminated on December 31, 2011, because of his disability, he would have been entitled to cash severance payments and other benefits under his current employment agreement (including equity awards) having an estimated aggregate value as of December 31, 2011 of $42,610,354.

Heather Bresch. Under Ms. Bresch’s current employment agreement (effective January 1, 2012), if Ms. Bresch were to resign for “good reason” or be discharged by the Company without “cause” (each as defined in her current employment agreement) prior to a change in control, she would be entitled to a lump sum payment equal to two times her annual base salary, two years of health benefits at the Company’s cost, and a pro rata bonus equal to the bonus she would have been entitled to receive for the fiscal year in which the termination occurs. If such termination of employment were to occur on or after January 1, 2013, a pro rata portion of the December 30, 2011 restricted stock unit grant to Ms. Bresch would vest. If the term of employment in Ms. Bresch’s current employment agreement is not extended or renewed, she will be entitled to the same payments and benefits as if she had been terminated without cause. If the Company offers to renew Ms. Bresch’s term of employment on substantially similar terms and conditions, and Ms. Bresch rejects such offer, she will be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Ms. Bresch’s employment had been terminated on December 31, 2011, by the Company without cause or by Ms. Bresch for good reason prior to a change in control, she would have been entitled to receive $3,920,029 under her current employment agreement. If Ms. Bresch’s employment with the Company had terminated on December 31, 2011 because of her death or disability, she would have been entitled to cash severance payments and other benefits under her current employment agreement and equity awards having an aggregate value of $12,209,362.

Rajiv Malik. Under Mr. Malik’s current employment agreement (effective January 1, 2012), if Mr. Malik were to resign for “good reason” or be discharged by the Company without “cause” (each as defined in his current employment agreement) prior to a change in control, he would be entitled to a lump sum payment equal to one and one half times his annual base salary, 18 months of health benefits at the Company’s cost, and a pro rata bonus equal to the bonus he would have been entitled to receive for the fiscal year in which the termination occurs. If such termination of employment were to occur on or after January 1, 2013, a pro rata portion of the December 30, 2011 restricted stock unit grant to Mr. Malik would vest. If the term of employment in Mr. Malik’s current employment agreement is not extended or renewed, he will be entitled to the same payments and benefits as if he had been terminated without cause. If the Company offers to renew Mr. Malik’s term of employment on substantially similar terms and conditions, and Mr. Malik rejects such offer, he will be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Mr. Malik’s employment had been terminated on December 31, 2011, by the Company without cause or by Mr. Malik for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his current employment agreement having an estimated aggregate value of $2,691,427. If Mr. Malik’s employment with the Company had terminated on December 31, 2011, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his current employment agreement and equity awards having an aggregate value of $8,394,355.

John D. Sheehan. Under his employment agreement, if Mr. Sheehan were to resign for good reason or be discharged by the Company without cause prior to a change in control, he would be entitled to a lump sum payment equal to his annual base salary, 12 months of health benefits at the Company’s cost, plus a pro rata bonus equal to the bonus he would have been entitled to receive for the fiscal year in which the termination occurs. If the term of employment in the employment agreement of Mr. Sheehan is not extended or renewed on terms mutually acceptable to him and the Company, by the terms of his employment agreement, he would be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Mr. Sheehan’s employment had been terminated on December 31, 2011, by the Company without cause or by Mr. Sheehan for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his employment agreement having an estimated aggregate value of $1,935,089. If Mr. Sheehan’s employment with the Company had terminated on December 31, 2011, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $3,950,377.

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Harry Korman. Under Mr. Korman’s current employment agreement (effective January 1, 2012), if Mr. Korman were to resign for “good reason” or be discharged by the Company without “cause” (each as defined in his current employment agreement) prior to a change in control, he would be entitled to a lump sum payment equal to his annual base salary, 12 months of health benefits at the Company’s cost and a pro rata bonus equal to the bonus he would have been entitled to receive for the fiscal year in which the termination occurs. If such termination of employment were to occur on or after January 1, 2013, a pro rata portion of the December 30, 2011 restricted stock unit grant to Mr. Korman would vest. If the term of employment in Mr. Korman’s current employment agreement is not extended or renewed, he will be entitled to the same payments and benefits as if he had been terminated without cause.

If Mr. Korman’s employment had been terminated on December 31, 2011, by the Company without cause, he would have been entitled to receive $1,351,872 under his current employment agreement. If Mr. Korman’s employment with the Company had been terminated on December 31, 2011, because of death or his disability, he would have been entitled to benefits under his current employment agreement and equity awards having an aggregate value of $3,341,994.

Retirement Benefit Agreements.

Mr. Coury. If Mr. Coury’s employment had terminated for any reason on December 31, 2011, and assuming the Amended RBA was then in effect, he would have been entitled to an estimated lump sum payment under his Amended RBA of $30,621,169, and if a change in control had occurred on December 31, 2011, and assuming the Amended RBA was then in effect, Mr. Coury would be entitled upon a simultaneous termination of employment to receive the same estimated lump sum payment of $30,621,169 under his Amended RBA.

Ms. Bresch, Mr. Malik and Mr. Sheehan. If the employment of each of Ms. Bresch, Mr. Malik and Mr. Sheehan had terminated for any reason on December 31, 2011, each of the executives would have been entitled to lump sum payments having the following estimated values under their respective RBAs: (i) in the case of termination by the Company for “cause” or by the executive without “good reason”, as defined in the executive’s employment agreement, $2,783,969; $1,320,688 and, $0, respectively; (ii) in the case of a termination by the Company without cause or by the executive for good reason, $3,977,098; $2,113,102 and $0, respectively; and (iii) in the case of termination because of death or disability, $3,977,098; $2,641,377 and $2,063,575, respectively. If a change of control had occurred on December 31, 2011, each of Ms. Bresch, Mr. Malik and Mr. Sheehan would be entitled upon a simultaneous termination of employment to the benefit executive would have been entitled to under her or his RBA in the case of termination because of death or disability.

Transition and Succession Agreements.

Robert J. Coury. Pursuant to Mr. Coury’s current employment agreement (effective January 1, 2012), Mr. Coury waived his right to the cash severance payments and continuation benefits under his transition and succession agreement dated December 2, 2004, as amended. This waiver does not apply to Mr. Coury’s right under the transition and succession agreement to receive from the Company a gross-up payment for any excise tax on “excess parachute payments” and reimbursement of legal fees associated with good faith disputes regarding termination of employment, in seeking benefits under the transition and succession agreement.

If a change of control had occurred on December 31, 2011, and Mr. Coury’s employment had been terminated without cause or for good reason on the same date, and assuming that his current employment agreement was in effect, then Mr. Coury would not have been entitled to payment of cash severance or continuation benefits under his transition and succession agreement. However, under his current employment agreement, he would be entitled to the cash severance and other benefits described above under “Employment Agreements” and an excise tax gross-up payment under his transition and succession agreement estimated at $12,755,897.

Ms. Bresch, Mr. Malik, Mr. Sheehan and Mr. Korman. The transition and succession agreements with the other Named Executive Officers provide that if the executive’s employment is terminated other than for cause or if the executive terminates his or her employment for good reason, in each case within two years following the occurrence of a change of control, or, under certain circumstances, for any reason within 90 days following the first anniversary of a change of control, the executive would become entitled to receive a lump-sum severance payment, equal to the higher of (a) the compensation and benefits payable under his or her employment agreement as if the change of control were deemed to be a termination without cause under the employment agreement and (b) a lump sum severance payment in an amount equal three times the sum of base salary and highest bonus paid to the executive under the employment agreement or the transition and succession agreement, and the continuation of health and insurance benefits for a period of three years. The transition and succession agreements for each of these Named Executive Officers also provide for a gross-up payment for any excise tax on “excess parachute payments.”

If a change of control had occurred on December 31, 2011, and the employment of each of Ms. Bresch, Mr. Malik, Mr. Sheehan and Mr. Korman had been terminated on the same date under circumstances entitling them to payments under their transition and succession agreements, the executives would have been entitled to cash severance and

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other benefits (which includes the vesting of equity awards and the valuation of other perquisites and is in addition to the Retirement Benefit which they would receive as described above) having an estimated aggregate value as follows: for Ms. Bresch, $17,514,669; for Mr. Malik, $13,043,594; for Mr. Sheehan, $7,702,808; and for Mr. Korman, $6,546,547. Ms. Bresch, Mr. Malik, Mr. Sheehan and Mr. Korman would also have been entitled to a gross-up payment for excise taxes estimated at $6,159,314, $4,963,252, $3,690,644 and $2,095,135, respectively.

2003 Long-Term Incentive Plan, as amended

The Company’s 2003 Long-Term Incentive Plan, as amended, provides that, unless otherwise provided in an award agreement, at the time of a change in control (as defined in the plan), (i) each stock option and stock appreciation right outstanding will become immediately and fully exercisable, (ii) all restrictions applicable to awards of restricted stock and RSUs will terminate in full, (iii) all performance awards (with certain limited exceptions) will become fully payable at the maximum level, and (iv) all other stock-based awards will become fully vested and payable.

A description of the material terms that apply to stock options and restricted stock awards held by the Named Executive Officers may be found in the footnotes to the table above entitled “Outstanding Equity Awards at End of 2011”. If a change in control had occurred on December 31, 2011, the intrinsic value of vesting equity-based awards held by the Named Executive Officers would have equaled approximately: for Mr. Coury, $16,976,330; for Ms. Bresch, $8,289,333; for Mr. Malik, $5,702,928; for Mr. Sheehan $2,015,287; and for Mr. Korman $1,990,122.

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ITEM 3—APPROVAL OF AN AMENDED AND RESTATED 2003 LONG-TERM INCENTIVE PLAN

The Company’s 2003 Long-Term Incentive Plan (the “2003 Plan”) was adopted by the Board of Directors in 2003, approved by shareholders on July 25, 2003, and amended on December 2, 2004, April 3, 2006, May 24, 2008 and May 7, 2009. The 2003 Plan was amended and restated by the Board on February 17, 2012, subject to shareholder approval (“the Amended 2003 Plan”).

Mylan initially reserved 15,000,000 shares of common stock for issuance under the 2003 Plan, which, by virtue of a stock split in October 2003, was automatically adjusted to 22,500,000 shares. Shareholders subsequently approved an additional 15,000,000 shares for issuance under the 2003 Plan in May 2008. Subject to shareholder approval, Mylan intends to reserve an additional 17,800,000 shares for issuance under the Amended 2003 Plan. The Amended 2003 Plan would help to ensure that Mylan will have a sufficient pool of shares from which future incentive awards may be granted and permits the Company to design a variety of alternative incentive awards (as discussed below).

The Board of Directors believes that an effective equity-based compensation program is important to the future success of the Company, as it aligns the interests of the management of the Company with those of the shareholders. Also, as part of the composition of total compensation, it plays a key role attracting and retaining quality individuals. Furthermore, in light of ongoing expansion and growth around the globe, it is even more important that executives worldwide have interests aligned with our shareholders. Shareholder approval is required at this time for the following two purposes: (i) to reserve an additional 17,800,000 shares of Mylan common stock for issuance under the Amended 2003 Plan; and (ii) in order to permit the deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to re-approve the permissive performance goals applicable to performance-based awards and the limit on the number of shares and dollar value of awards granted to a single participant in any plan year. The Board has unanimously approved the amendments to the Amended 2003 Plan, and has recommended that the shareholders of Mylan re-approve the Amended 2003 Plan, as so amended.

The following is a summary of the Amended 2003 Plan, as amended. This summary is qualified in its entirety by reference to the complete text of the amended 2003 Plan, which is attached as Appendix A.

If the Amended 2003 Plan is not approved by shareholders, the existing 2003 Plan will remain in effect. To the extent that we can continue to grant awards under the 2003 Plan that qualify as performance-based compensation for individuals who are covered employees under Section 162(m), we will continue to do so. To the extent that we cannot, we will consider other ways to appropriately compensate these individuals.

Purpose. The Board of Directors believes that the grant of stock-based and cash-based incentive awards to key employees, consultants, independent contractors, and non-employee directors of Mylan is a vital factor in attracting and retaining effective and capable personnel who contribute to the growth and success of Mylan and in establishing a direct link between the financial interests of these individuals and Mylan shareholders.

Duration of the Amended 2003 Plan. The Amended 2003 Plan will become effective in 2012 upon its approval by the shareholders, and will remain effective until terminated by the Board of Directors. No incentive stock options may be granted under the Amended 2003 Plan after the tenth anniversary of the effective date of the amended 2003 Plan.

Amendment of the Amended 2003 Plan. The Board of Directors may amend the Amended 2003 Plan at any time, but no amendment may, without the participant’s consent, materially adversely affect the right of such participant under a previously granted award. In addition, no amendment may, without approval by the shareholders of Mylan (i) increase the total number of shares of common stock which may be issued under the Amended 2003 Plan; (ii) increase the total number of shares which may be covered by awards to any one participant; (iii) reduce the exercise price of an outstanding option or of an outstanding stock appreciation right; (iv) cancel an outstanding option or stock appreciation right in exchange for other options or stock appreciation rights with an exercise price that is less than the exercise price of the cancelled option or the cancelled stock appreciation right, as applicable; or (v) cancel an outstanding option or an outstanding stock appreciation right with an exercise price that is less than the fair market value of a share of common stock on the date of cancellation in exchange for cash or another award.

Shares to be Issued. As stated above, Mylan initially reserved 15,000,000 shares, which, was automatically adjusted to 22,500,000 shares as a result of a stock split in 2003. Shareholders subsequently approved an additional 15,000,000 shares for issuance under the 2003 Plan in May 2008. As of March 2012, there were 5,301,072 shares remaining available for grant. Subject to shareholder approval, and in light of the Company’s ongoing and significant growth, the Amended 2003 Plan increases the shares reserved for issuance by an additional 17,800,000 shares, principally to afford the Company the ability to provide grants to its employees, the number of which continues to grow significantly. Shares subject to terminated, cancelled or forfeited awards once again become available for grant under the amended 2003 Plan. Shares of common stock subject to any award that are surrendered by a participant (including in connection with tax withholding obligations) may be subject to new awards. If shares of common stock are tendered or withheld to pay the exercise price or withholding taxes due upon an option

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exercise, only the net number of shares issued will count against the number of shares available for issuance under the Amended 2003 Plan. The shares of common stock to be issued or delivered under the Amended 2003 Plan will be authorized and unissued shares or previously issued and outstanding shares of common stock reacquired by Mylan.

On March 28, 2012, the closing price of the common stock on the NASDAQ Global Select Market was $23.15 per share.

Administration. The Amended 2003 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee (i) determines the employees, consultants, independent contractors, and non-employee directors who will be eligible for and granted awards; (ii) determines the amount and type of awards; (iii) establishes rules and guidelines relating to the Amended 2003 Plan; (iv) establishes, modifies, and determines terms and conditions of awards; and (v) takes such other action as may be necessary for the proper administration of the Amended 2003 Plan. Members of the Committee are entitled to be indemnified by Mylan with respect to claims relating to their actions in the administration of the Amended 2003 Plan except in the case of willful misconduct.

Participants. Any employee, consultant, independent contractor or non-employee director of Mylan or its subsidiaries may be selected by the Committee to receive an award under the Amended 2003 Plan. Presently, there are approximately 2,400 individuals who may be eligible to participate in the Amended 2003 Plan. No participant is eligible to receive an award during any one calendar year in respect of more than 1,600,000 shares (all of which may be granted as options or stock appreciation rights).

Certain Adjustments. The share limitations under the Amended 2003 Plan, as well as the terms of outstanding awards, are subject to adjustment in accordance with the anti-dilution provisions of the Amended 2003 Plan in connection with any certain changes in the capitalization of Mylan.

Stock Options. The Committee may grant to a participant incentive stock options that qualify under Section 422 of the Internal Revenue Code, options which do not qualify as incentive stock options (“non-qualified stock options”), or a combination thereof. The terms and conditions of stock option grants including the quantity, price, waiting periods, and other conditions on exercise will be determined by the Committee. During any calendar year, no participant may be granted options (or stock appreciation rights, as described below) in respect of more than 1,600,000 shares of common stock (subject to adjustment). Options generally will have a term of ten years, except that the option may expire earlier upon a participant’s termination of services (which include the participant’s death, permanent disability, retirement, reduction in force, or other termination) as set forth in the Amended 2003 Plan and in the participant’s option agreement.

The exercise price for stock options will be determined by the Committee at its discretion, provided that the exercise price per share for each stock option shall be at least equal to 100% of the fair market value of one share of common stock on the date when the stock option is granted. Payment for shares of common stock on the exercise of stock options may be made in cash, by the delivery (actually or by attestation) of shares of common stock or a combination of cash and shares of common stock. In the discretion of the Committee, payment may be made in accordance with a “cashless” exercise through a brokerage firm.

Stock Appreciation Rights. Stock appreciation rights may be granted by the Committee to a participant either separate from or in tandem with non-qualified stock options or incentive stock options. A stock appreciation right entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the exercise price of the stock appreciation rights, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. The exercise price of a stock appreciation right is determined by the Committee, but in the case of stock appreciation rights granted in tandem with stock options, the exercise price may not be less than the exercise price of the related stock option. Upon exercise of a stock appreciation right, payment will be made in cash or shares of common stock, or a combination thereof, as determined in the discretion of the Committee. During any calendar year, no participant may be granted stock appreciation rights or options in respect of more than 1,600,000 shares of common stock (subject to adjustment).

Restricted Shares and Restricted Units. The Committee may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). The restricted shares are subject to forfeiture and are non-transferable until the participant meets certain conditions such as continued employment over a specified forfeiture period and/or attains specified performance targets over the forfeiture period.

The Committee, in its sole discretion, may waive all restrictions with respect to a restricted share award under certain circumstances (including the death, disability, or retirement of a participant, or a material change in circumstances arising after the date of grant) subject to such terms and conditions as it deems appropriate.

The Committee may also grant units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the Participant and/or the achievement of performance or other objectives (“restricted units”). The Committee has the sole discretion to waive the forfeiture period and any other conditions with respect to restricted units under appropriate circumstances (including the death, permanent disability or retirement of the participant or a material change in circumstances) provided, however, that, except in connection with a change in

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control, any performance conditions applicable to awards that are intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Internal Revenue Code will not be waived.

Any performance targets applicable to restricted shares or restricted units will be determined by the Committee. However, awards intended to qualify as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code will include specified levels of one or more of the following metrics: revenue, economic value added (EVA), operating income, return on shareholders’ equity, return on sales, stock price, earnings per share, earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow, sales growth, margin improvement, income before taxes (IBT), IBT margin, return on investment, return on capital, return on assets, value of assets, market share, market penetration goals, personnel performance goals, business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities), regulatory compliance goals, international business expansion goals, customer retention goals, customer satisfaction goals, goals relating to acquisitions or divestitures, gross or operating margins, operating efficiency, working capital performance, earnings per share, growth in earnings per share, expense targets and/or productivity targets or ratios (the “Performance Goals”). Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria may be applied to one or more of the Company, a subsidiary, or affiliate, or a division of or strategic business unit of the Company or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Notwithstanding the attainment by the Company of the specified Performance Goals, the Committee has the discretion, which need not be exercised uniformly among the participants, to reduce or eliminate the performance award that would be otherwise payable on the achievement of the Performance Goals.

Performance Awards. The Committee may grant performance awards to participants under such terms and conditions as the Committee deems appropriate. A performance award entitles a participant to receive a payment from Mylan, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the Committee upon prior written certification by the Committee of attainment of the Performance Goals and will in no event be payable after March 15th of the year following the year in which the performance award is no longer subject to a substantial risk of forfeiture.

Award periods and performance targets will be determined by the Committee. Awards intended to qualify as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code will include specified levels of one or more of the Performance Goals listed above and in conjunction with the establishment of Performance Goals, the Committee will adopt an objective formula (on the basis of percentages of participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable to participants if and to the extent that the Performance Goals are attained (and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate).

With respect to restricted shares, restricted unit awards, and performance awards intended to qualify for the “performance-based” exception contained in Section 162(m) of the Internal Revenue Code, the Amended 2003 Plan provides that no more than 250,000 shares (subject to adjustment) may be granted to a single participant for any performance period.

Other Stock-Based Awards. The Committee may make other awards of stock purchase rights or cash awards, common stock awards or other types of awards that are valued in whole or in part by reference to the value of the common stock. The Committee will determine the terms and conditions that apply to these awards.

Short-Term Cash Awards. The Committee may make performance-based annual cash incentive awards to employees using whatever performance criteria the Committee deems appropriate. However, with respect to those employees whom the Committee determines to be subject to Section 162(m) of the Internal Revenue Code, annual cash incentive awards that are intended to qualify as “performance-based” compensation exempt from the Section 162(m) limitation on deductibility will be based only on attainment of specified levels of the Performance Goals. In administering the incentive program and determining short-term incentive awards, to the extent an award is intended to qualify as “performance-based” compensation under Section 162(m), the Committee will not have the flexibility to pay a covered executive more than the incentive amount indicated by the executive’s attainment under the applicable payment schedule. The Committee will have the flexibility, however, to reduce this amount. The maximum value of short-term cash incentive awards for covered employees (as defined in Section 162(m) of the Internal Revenue Code) shall not exceed $5 million for any fiscal year.

Change in Control. Unless otherwise provided by the Committee in an applicable award agreement, in the event of a change in control (as defined in the Amended 2003 Plan), the following shall occur: (i) all options and stock appreciation rights outstanding on the date of the change in control will become immediately and fully exercisable; (ii) all restrictions applicable to restricted shares and restricted unit awards will terminate fully and the participant will immediately have the right to the delivery of share certificates; (iii) all performance awards for all award periods will immediately become fully payable (at the target level) to all participants and will be paid to participants within thirty

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days after the change in control; and (iv) all other stock-based awards will immediately become fully vested and payable to all participants and will be paid to participants within thirty days after the change in control.

Federal Income Tax Consequences. The following is a summary of the principal federal income tax consequences of Amended 2003 Plan benefits under present tax law. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. The discussion of Mylan tax deductions assumes that all awards are structured to comply with the “performance-based” compensation exception, or are otherwise deductible, under Section 162(m) of the Internal Revenue Code.

Stock Options. No tax is incurred by the participant, and no amount is deductible by Mylan, upon the grant of a nonqualified stock option. At the time of exercise of such an option, the difference between the exercise price and the fair market value of the common stock will constitute ordinary income to the participant. Mylan will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

In the case of incentive stock options, although no income is recognized upon exercise by the participant and Mylan is not entitled to a deduction, the excess of the fair market value of the common stock on the date of exercise over the exercise price is counted in determining the participant’s alternative minimum taxable income. If the participant does not dispose of the shares acquired on the exercise of an incentive stock option within one year after their receipt and within two years after the grant of the incentive stock option, gain or loss recognized on the disposition of the shares will be treated as long-term capital gain or loss. In the event of an earlier disposition of shares acquired upon the exercise of an incentive stock option, the participant may recognize ordinary income, and if so, Mylan will be entitled to a deduction in the same amount.

Stock Appreciation Rights. The participant will not recognize any income at the time of the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the cash and the value of any common stock received will constitute ordinary income to the participant. Mylan will be entitled to a deduction in the amount of such income at the time of exercise.

Restricted Shares. A participant normally will not recognize taxable income upon an award of restricted shares, and Mylan will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock as to which the restrictions have lapsed, and Mylan will be entitled to a deduction in the same amount. However, a participant may elect under Section 83(b) of the Internal Revenue Code to recognize taxable ordinary income in the year the restricted shares are awarded in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In such event, Mylan will then be entitled to a deduction in the same amount. Any gain or loss subsequently recognized by the participant will be a short-term or long-term capital gain or loss, depending on how long the shares are held by the participant.

Restricted Units. A participant normally will not recognize taxable income upon an award of restricted units, and Mylan will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock received and Mylan will be entitled to a deduction in the same amount.

Performance Awards, Other Stock-Based Awards and Short-Term Cash Awards. Normally, a participant will not recognize taxable income upon the award of such grants. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. Mylan will then be entitled to a deduction in the same amount.

Plan Benefits. The specific long-term equity awards granted in February 2012 under the Amended 2003 Plan are set forth in the table below. Future equity awards under the Amended 2003 Plan, as well as annual short-term incentives, are not determinable at this time. See the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for amounts paid to our Named Executive Officers for 2011 under the Company’s non-equity incentive compensation plan.

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New Plan Benefits in 2012

Name of Individual and Position	Securities Underlying Stock Options Granted (#)	Number of Restricted Stock Units	Number of Performance Restricted Stock Units	Dollar Value ($)(1)
Robert J. Coury	271,552	86,391	100,789	5,400,000
Executive Chairman
Heather Bresch	176,006	55,994	65,326	3,500,000
Chief Executive Officer
Rajiv Malik	120,690	38,396	44,795	2,400,000
President
John D. Sheehan	81,717	25,997	30,330	1,625,000
Chief Financial Officer
Harry Korman	57,830	18,398	21,464	1,150,000
Chief Operating Officer
Executive Group	762,249	242,500	282,916	15,157,868
Non-Executive Officer Employee Group	—	—	—	—
Total	762,249	242,500	282,916	15,157,868

(1)	The dollar value of these grants was calculated using the closing price of $23.44 on February 22, 2012 (discounted 20%) and a Black Scholes value of $6.96 for the stock options.

A copy of the Amended 2003 Plan in the form proposed to be considered by the shareholders is set forth in Appendix A to this Proxy Statement.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE 2003 PLAN AS AMENDED AND RECOMMENDS A VOTE “FOR” ADOPTION OF THE AMENDED 2003 PLAN.

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ITEM 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” the overall objective of our executive compensation program is to help create long-term value for our shareholders by attracting and retaining individuals of the highest caliber, emphasizing pay-for-performance compensation, and aligning the long-term interests of our executives with those of our shareholders. Please see the Compensation Discussion and Analysis beginning on page 13 for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our Named Executive Officers.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board, or creating or implying any additional fiduciary duty of the Board. However, the Board and the Compensation Committee expect to take into account the outcome of this vote when considering future executive compensation arrangements for the Company’s executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

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ITEM 5—SHAREHOLDER PROPOSAL—ADOPTION OF A POLICY PERTAINING TO AND DISCLOSURE OF POLITICAL CONTRIBUTIONS

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial holder of 700 shares of Mylan common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

Resolved, that the shareholders of Mylan Inc. (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

SUPPORTING STATEMENT

As long-term shareholders of Mylan, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Mylan has contributed at least $612,000 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cqcom/pm1/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of Mylan’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

Mylan’s political contribution policy is publicly available through the Company’s website and requires that all political contributions made by the Company or on behalf of the Company by Company personnel must comply with all applicable laws and regulations, as well as our code of business conduct and ethics and our anti-corruption policy. However, the Board does not believe that it is in the best interests of the Company and its shareholders for Mylan to provide further disclosure (beyond what is already required by applicable law of political contributions and expenditures actually made with corporate funds).

Political contributions, where permitted, are an important part of the regulatory and legislative process in the United States. Mylan operates within a highly regulated industry, and the Company’s operations are significantly affected by the actions of elected and appointed officials at the state and national levels. It is important that we actively participate in the electoral and legislative processes in order to protect the interests of our shareholders. We do this by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when such contributions advance Mylan’s business objectives and the interests of our shareholders.

Mylan already has in place a policy that relates to political contributions and expenditures made with corporate funds.

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The policy may be updated from time to time to reflect current best practices, as well as changes in our business and applicable regulations. As stated previously, our policies require that all political contributions made by the Company or on behalf of the Company by Company personnel must comply with all applicable laws and regulations, as well as our political contributions policy, our code of business conduct and ethics and our anti-corruption policy. Our policies apply to employees, officers, directors and agents acting on behalf of Mylan. Failure to comply with the terms of our policy may subject an individual to disciplinary action, including termination of employment, if deemed appropriate. Before any contribution with corporate funds can be made, it must be approved by certain departments within Mylan. In addition, political contributions are subject to extensive regulation under domestic and foreign, federal and state laws.

In making political contributions and lobbying expenditures, Mylan is committed to complying with campaign finance and lobbying laws, including laws requiring public disclosure of political contributions and lobbying expenses to state and federal agencies. The amount of Mylan’s political expenditures represents an insignificant portion of its total annual expenditures. Further, we believe that significant information about our political contributions is already publicly available as required by applicable domestic and foreign federal and state laws.

Legislation has very important implications for Mylan as well as all other participants in the pharmaceutical industry. We believe that if Mylan were required to provide further disclosures of political contributions and expenditures actually made, beyond the disclosures already required by applicable law, Mylan could be put at a competitive disadvantage because disclosure of such payments could reveal important information with regard to Mylan’s strategic initiatives and priorities. Mylan’s competitors are not required to make similar disclosures.

For these reasons, we believe that Mylan should not be required to provide disclosure of political contributions and expenditures made with corporate funds, beyond what is already required by applicable law. Mylan should not be required to incur the cost and administrative burden of doing so, nor should it be required to subject itself to the associated potential competitive disadvantage of making disclosures which we believe would be counter to shareholder and Company interests. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the political process and in our industry, not just to Mylan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

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ITEM 6—SHAREHOLDER PROPOSAL—ADOPTION OF A POLICY THAT WOULD SEPARATE THE POSITIONS OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The City of New York Office of the Comptroller, 1 Centre Street, New York, NY 10007-2341, a beneficial holder of 459,151 shares of Mylan common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

Whereas: The Board of Directors of a company is meant to be an independent body, elected by, and accountable to, shareholders;

Whereas: The Board of Directors is charged by law with the duty, authority, and responsibility to formulate and direct corporate policies that serve the interests of the shareholders;

Whereas: The Chair of the Board of Directors is charged with overseeing the Board, with a central role in the Board’s selection, independent oversight, and evaluation of the company’s chief executive officer (CEO);

Whereas: In order to avoid conflicts-of-interest, and to ensure the independent oversight of the CEO, the Chair of the Board of Directors should not be a current or former employee of the company;

RESOLVED: Shareholders request that the Board of Directors adopt a policy to separate the positions of Chair of the Board of Directors and CEO, and that the Chair of the Board of Directors shall be an independent director, who is not a former or current employee of the company. The policy should allow for departure under extraordinary circumstances, such as the unexpected resignation of the Chair.

SUPPORTING STATEMENT

The recent economic and banking crisis raises the issue of whether boards of directors are providing adequate and effective oversight of management, and protecting the interests of shareholders. The combination of the positions of Chair of the Board of Directors and CEO at a number of the weakened companies has given rise to deep concerns about whether the independent oversight of such boards was compromised by the influence of the CEOs.

While the management of the company is the purview of the CEO, the Board of Directors is obligated to independently oversee the CEO and management, and to protect the interests of the shareholders. Combining the positions of CEO and Chair of the Board of Directors potentially undermines the independence of the Board of Directors, and creates the environment for negative impacts of conflicting interests. As companies move forward beyond the crisis, boards of directors need to be more vigilant and active in adopting, and ensuring compliance with, policies to avert events of such magnitude and impact.

The existence of the non-executive Chair of the Board of Directors is the norm in many countries outside the United States—over 79% of large British companies and all German and Dutch companies have split the positions (Millstein Center for Corporate Governance), and support for this reform is growing in the United States. Approximately 73% of directors on boards with an independent chairperson believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors). More that 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

One primary goal of the Board is to foster the long-term success of the Company in order to serve the best interests of shareholders. A key element in achieving this goal is to determine periodically which person or persons should serve as our Chairman and the Company’s CEO. In making this determination, each director has a duty to exercise his or her good faith business judgment when deciding what is in the best interests of the Company and its shareholders. For the reasons discussed below, the Board believes it would be unwise and adverse to the interests of Mylan’s shareholders to adopt an inflexible policy that would inhibit its future ability to satisfy this duty, particularly with respect to the critical function of succession planning.

The Board has carefully considered and approved the current Board and management structure of the Company, and firmly believes that this structure is in the best interests of Mylan’s shareholders. Accordingly, in January 2012, the positions of Chairman of the Board and CEO were separated when Robert Coury assumed the role of Executive Chairman and Heather Bresch was appointed as Mylan’s CEO. In their new roles, Mr. Coury and Ms. Bresch each separately reports directly to the Board. In addition, only two members of management, Mr. Coury and Ms. Bresch, are members of the Board. Each of the other nine members of the Board satisfy Nasdaq independence standards. The Board believes that this structure is ideal for Mylan at this time in its history and given the complexity of Mylan’s global businesses, as well as the opportunities and challenges that the Company will face in the future. In that regard, the Board believes that the Company and its shareholders benefit from the leadership, judgment, and experience of the Executive Chairman, Robert J. Coury, and the CEO, Heather Bresch.

The Board, therefore, does not believe that it is appropriate to appoint a Chairman who is not a current or former employee. The Board sees great benefits to the Company from having a Chairman who was an executive officer of Mylan for almost a decade, and therefore has detailed knowledge of all of the inner workings of the Company. Mylan is a complex global institution, with both generics and

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specialty pharmaceuticals operations. Unlike many of its competitors, Mylan has a fully integrated supply chain. In addition, Mylan has a work force of over 18,000 people, provides drugs in over 150 countries, currently sells over 1,100 separate products, oversees a pipeline of approximately 170 new drug applications in the U.S. alone and continuously evaluates the potential acquisition of products, as well as companies, as a strategic part of our future growth. The Board believes that this new management structure supported by the other executive leaders of the Company, is ideal and in the best interests of Mylan’s shareholders.

Furthermore, the shareholder proposal does not identify any facts specific to our Company, our management or our Board structure that would warrant having an independent chairman. We consider the proposal to represent one shareholder’s philosophical point of view; we are aware of no legal or other requirements, or other specific rationale, for any change to our current structure. We also believe that corporate governance changes for public companies should be addressed through legislation so that they are applicable to all such companies.

Moreover, the Board believes that it has strong governance provisions in place to ensure independent oversight of the CEO. The Board recently devoted additional time to evaluating its structure and the role of the Vice Chairman of the Board. In recognition of the oversight role of the Vice Chairman and to formalize many of the responsibilities that Rod Piatt, as the Board’s current Vice Chairman, already undertook, the Board recently appointed Mr. Piatt as the Board’s independent “Lead Director”. The Board appointed a Lead Director to further strengthen the oversight of interactions between the Board and management. To serve that purpose, Mr. Piatt’s responsibilities include, among other things, serving as a liaison between the Chairman and the independent directors, pending additional review of Board materials and agendas, having the authority to call meetings of the independent directors, and being available for consultation and direct communication if requested by major shareholders.

In addition, various Committees of the Board perform oversight functions that are independent of management. The Audit Committee, the Finance Committee, the Compensation Committee and the Governance and Nominating Committee are each composed entirely of independent directors. This means that oversight of critical matters such as the integrity of the Company’s financial statements, capital structure, executive compensation, including the compensation of the Chairman and Chief Executive Officer, the nomination of directors and evaluation of the Board and key Committees is entrusted to independent directors.

The Board and each of its Committees have unrestricted access to management and the authority to retain independent legal, accounting and other experts and consultants to advise the Board and the Committees as they may deem appropriate.

The Board also notes that, before Mr. Coury was appointed Chairman, Milan Puskar, one of Mylan’s founders and a former CEO of the Company, was Chairman. During Mr. Puskar’s tenure as Chairman, the Board believed that the Company also derived great benefits from his intimate knowledge of the Company.

In summary, the Board believes the Company already receives substantial oversight from its current board structure and its independent directors. The Board opposes this proposal because it would require dismantling of a management structure that the Board believes is ideal for Mylan at this time in its history, would eliminate the Board’s ability to exercise its business judgment and select a chairman based on the Company’s particular needs at the time of the decision, and therefore would not be in the best interests of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee is currently comprised of three independent directors and operates under a written charter adopted by the Board.

Management is responsible for Mylan’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Mylan’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB), and to issue their reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding Mylan’s audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Mylan’s internal control over financial reporting. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (AU Section 380), as adopted by the PCAOB in Rule 3200T.

Mylan’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. Deloitte & Touche LLP, Mylan’s independent registered public accounting firm, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Mylan’s Annual Report on Form 10-K for 2011, which was filed with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE:

Neil Dimick, C.P.A., Chairman

Douglas J. Leech, C.P.A.

Rodney L. Piatt, C.P.A.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee, during 2011 or as of the date of this proxy statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not implemented a written policy concerning the review of related party transactions, but compiles information about transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Board annually reviews and evaluates this information, with respect to directors, as part of its assessment of each director’s independence. Based on a review of the transactions between the Company and its directors and officers, their immediate family members, and their affiliated entities, the Company has determined that, during 2011, it was not a party to any transaction in which the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers or greater than five percent shareholders, or any of their immediate family members or affiliates, have a direct or indirect material interest, except that during 2011, Coury Investment Advisors, Inc. (“CIA”) and Coury Financial Group, LP (“CFG”), the principals of which are brothers of Mr. Coury, the Company’s Chairman and Chief Executive Officer, served as the broker in connection with several of the Company’s employee benefit programs. Neither CIA nor CFG received any remuneration directly from Mylan. In addition, John Todd, son of C.B. Todd, a director of the Company, earned approximately $125,000 in compensation for employment by the Company’s subsidiary, Mylan Pharmaceuticals Inc., as a Senior Manager in 2011.

COMMUNICATIONS WITH DIRECTORS

Any interested parties may contact any individual director, the Board, the non-management directors as a group or any other group or committee of directors, by calling 1-724-514-1800 or by submitting such communications in writing to the director or directors, at the following address:

Mylan Inc.

c/o Corporate Secretary

1500 Corporate Drive

Canonsburg, Pennsylvania 15317

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to our directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual director, or to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

2013 SHAREHOLDER PROPOSALS

If you wish to submit proposals intended to be presented at our 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than December 6, 2012, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2013 proxy statement and proxy.

In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices not later than January 4, 2013. Additionally, under the Company’s by-laws, shareholder proposals made outside of the processes of Rule 14a-8 under the Exchange Act must be received at our principal executive offices, in accordance with the requirements of the by-laws not later than January 4, 2013; provided, however, that in the event that the 2013 annual meeting is called for a date that is not within 25 days before or after May 4, 2013 notice by shareholders in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Shareholders are advised to review our by-laws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

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OTHER MATTERS; DIRECTIONS

On the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies. Directions to the Annual Meeting can be obtained by contacting Mylan’s Investor Relations at 724-514-1800.

2011 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for 2011 has been mailed to all shareholders entitled to notice of and to vote at the 2012 Annual Meeting of Shareholders. Our report on Form 10-K, as defined, is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Form 10-K is also available without charge from our Company website at at www.mylan.com under “Investor Relations” or upon written request to: Mylan Investor Relations, Mylan Inc., 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY CARD.

By order of the Board of Directors,

Joseph F. Haggerty

Corporate Secretary

April 5, 2012

Canonsburg, Pennsylvania

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APPENDIX A—AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

MYLAN INC.

AMENDED AND RESTATED 2003 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01 Purpose. The purpose of the Mylan Inc. Amended and Restated 2003 Long-Term Incentive Plan (as the same may be amended from time to time, the “Plan”) is to assist Mylan Inc., a Pennsylvania corporation (previously known as Mylan Laboratories Inc.) (the “Company”), and its Subsidiaries (as defined below) in attracting and retaining highly competent key employees, consultants, independent contractors and non-employee directors and to act as an incentive in motivating selected key employees, consultants, independent contractors and non-employee directors of the Company and its Subsidiaries (as defined below) to achieve long-term corporate objectives.

1.02 Adoption and Term. The Plan was approved by the Board of Directors of the Company (the “Board”) and became effective upon such approval and upon approval by the shareholders of the Company at the 2003 annual meeting of shareholders. The Plan was amended on December 2, 2004, April 3, 2006, March 24, 2008, and May 7, 2009 and the Plan was amended and restated on February 17, 2012 by the Board, subject to the approval by shareholders of the Company at the 2012 annual meeting of shareholders (the date on which such shareholder approval is obtained, the “Re-Approval Date”). The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Incentive Stock Option (as defined below) may be granted hereunder after the tenth anniversary of the Re-Approval Date and the provisions of Articles VII and VIII with respect to the Performance Goals (as defined below) applicable to performance-based awards to “covered employees” under Section 162(m) of the Code (as defined below) shall expire as of the first shareholder meeting following the fifth anniversary of the Re-Approval Date unless such provisions are re-approved by the shareholders before such date.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, capitalized terms shall have the following meanings:

2.01 Award means any grant to a Participant of one or a combination of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights described in Article VI, Restricted Shares or Restricted Units described in Article VII, Performance Awards described in Article VIII, other stock-based Awards described in Article IX and short-term cash incentive Awards described in Article X.

2.02 Award Agreement means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

2.03 Award Period means, with respect to an Award, the period of time set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.04 Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and an Award Agreement upon the Participant’s death.

2.05 Board shall have the meaning given to such term in Section 1.02.

2.06 Change in Control means (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company

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entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.06(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company or any of its subsidiaries, (ii) any acquisition by the Company or any of its subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (iv) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), then, for purposes of this paragraph, such Person shall be deemed to have first acquired, on the first date on which such Person becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by it on such date or (v) any acquisition pursuant to a transaction that complies with Section 2.06 (c)(1), (c)(2) and (c)(3); or (b) Individuals who, as of December 2, 2004, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 2, 2004 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of, an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) individuals who comprise the Incumbent Board immediately prior to such Business Combination constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially of the Company’s assets either directly or through one or more subsidiaries); or (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the above, for each Award subject to Section 409A of the Code, a Change in Control shall be deemed to have occurred under this Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

2.07 Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.08 Committee means the Stock Option Committee of the Board or any successor committee that performs a similar function.

2.09 Company shall have the meaning given to such term in Section 1.01.

2.10 Common Stock means Common Stock of the Company.

2.11 Date of Grant means the date as of which the Committee grants an Award. If the Committee contemplates an immediate grant to a Participant, the Date of Grant shall be the date of the Committee’s action. If the Committee contemplates a date on which the grant is to be made other than the date of the Committee’s action, the Date of Grant shall be the date so contemplated and set forth in or determinable from the records of action of the Committee; provided, however, that the Date of Grant shall not precede the date of the Committee’s action.

2.12 [Intentionally omitted].

2.13 Exchange Act means the Securities Exchange Act of 1934, as amended.

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2.14 Exercise Price shall have the meaning given to such term in Section 6.01(b).

2.15 Fair Market Value means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the NASDAQ Stock Market on the applicable date, except where local or other laws require a different definition. Such definition of Fair Market Value shall be specified in the Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, or settlement or payout of an Award. If shares of Common Stock are not traded on an established stock exchange, Fair Market Value shall be determined by the Committee in good faith.

2.16 Incentive Stock Option means a stock option within the meaning of Section 422 of the Code.

2.17 Incumbent Board shall have the meaning given to such term in Section 2.06.

2.18 [Intentionally omitted].

2.19 Non-Qualified Stock Option means a stock option which is not an Incentive Stock Option.

2.20 Options means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.21 Participant means a person designated to receive an Award under the Plan in accordance with Section 5.01.

2.22 Performance Awards means Awards granted in accordance with Article VIII.

2.23 Performance Goals” means any of the following: revenue, economic value added (EVA), operating income, return on stockholders’ equity, return on sales, stock price, earnings per share, earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow, sales growth, margin improvement, income before taxes (IBT), IBT margin, return on investment, return on capital, return on assets, values of assets, market share, market penetration goals, personnel performance goals, business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities), regulatory compliance goals, international business expansion goals, customer retention goals, customer satisfaction goals, goals relating to acquisitions or divestitures, gross or operating margins, operating efficiency, working capital performance, earnings per share, growth in earnings per share, expense targets and/or productivity targets or ratios. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria, and may be applied to one or more of the Company, a subsidiary, or affiliate, or a division of or strategic business unit of the Company or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Committee shall make equitable adjustments to Performance Goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or affiliate or the financial statements of the Company or any subsidiary or affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

2.24 Permanent Disability means the Participant is permanently and totally disabled within the meaning of Code Section 22(e)(3).

2.25 Plan shall have the meaning given to such term in Section 1.01.

2.26 Re-Approval Date shall have the meaning given to such term in Section 1.02.

2.27 Restricted Shares means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.28 Restricted Unit means units representing the right to receive Common Stock in the future subject to restrictions imposed in connection with Awards granted under Article VII.

2.29 Retirement means a Participant’s termination of employment after the Participant has reached age 55 and accumulated at least 10 years of continuous service with the Company; provided, however, that the Committee, in its sole discretion, may determine that a Participant has retired regardless of age and service with the Company.

2.30 Stock Appreciation Rights means Awards granted in accordance with Article VI.

2.31 Subsidiary means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

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ARTICLE III

ADMINISTRATION

3.01 Committee. The Plan shall be administered by the Committee. The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee may, subject to compliance with applicable legal requirements, with respect to Participants who are not subject to Section 16(b) of the Exchange Act or Section 162(m) of the Code, delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee or to designated officers or employees of the Company. In addition, the Board may exercise any of the authority conferred upon the Committee hereunder. In the event of any such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer to the delegate of the Committee or the Board, as the case may be.

3.02 Indemnification. Each person who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

SHARES

4.01 Number of Shares Issuable. The total number of shares of Common Stock authorized to be issued under the Plan shall be an aggregate of 55,300,000 shares (17,800,000 of which shall be subject to shareholder approval of the Plan on the Re-Approval Date and all of which may be granted as Incentive Stock Options). The foregoing share limitations shall be subject to adjustment in accordance with Section 11.08. The shares to be offered under the Plan shall be authorized and unissued shares of Common Stock, or issued shares of Common Stock which will have been reacquired by the Company.

4.02 Shares Subject to Terminated Awards. Shares of Common Stock covered by any unexercised portions of terminated, cancelled or forfeited Options or Stock Appreciation Rights granted under Article VI, terminated, cancelled or forfeited Restricted Units or Restricted Shares granted under Article VII and shares of Common Stock subject to any Award that are otherwise surrendered by a Participant (including in connection with the satisfaction of tax withholding obligations) or terminated may be subject to new Awards under the Plan. If any shares of Common Stock are withheld from those otherwise issuable or are tendered to the Company, by attestation or otherwise, in connection with the exercise of an Option, only the net number of shares of Common Stock issued as a result of such exercise shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan.

ARTICLE V

PARTICIPATION

5.01 Eligible Participants. Participants in the Plan shall be such key employees, consultants, independent contractors and non-employee directors of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive Awards in any other year. The designation of a Participant to receive an Award under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the types and amounts of their respective Awards. The Committee may grant Awards from time to time on a discretionary basis and/or provide for automatic Awards on a formula basis to a Participant or designated group of Participants. Subject to adjustment in accordance with Section 11.08 and subject to limits on performance-based awards in Section 7.01, during any calendar year no Participant shall be granted Awards in respect of more than 1,600,000 shares of Common Stock (all of which may be granted as Options or Stock Appreciation Rights).

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ARTICLE VI

STOCK OPTIONS

6.01 Option Awards.

(a) Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participants to purchase shares of Common Stock from the Company in such numbers, at such prices, and on such terms and subject to such conditions, not inconsistent with the terms of the Plan, as may be established by the Committee. The terms of any Option granted under the Plan shall be set forth in an Award Agreement.

(b) Exercise Price of Options. The exercise price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan (the “Exercise Price”) shall be determined by the Committee; provided, however, that, except in the case of any substituted Options described in Section 11.08(c) (provided that the grant of a substitute Option is made in a manner that will not result in the substitute Option being subject to the requirements of Section 409A of the Code), the Exercise Price shall in all cases be equal to or greater than the Fair Market Value on the Date of Grant. Except for adjustments pursuant to Section 11.08 or any action approved by the shareholders of the Company, the Exercise Price for any outstanding Option granted under the Plan may not be decreased after the Date of Grant.

(c) Designation of Options. Except as otherwise expressly provided in the Plan, the Committee may designate, at the time of the grant of an Option, such Option as an Incentive Stock Option or a Non-Qualified Stock Option; provided, however, that an Option may be designated as an Incentive Stock Option only if the applicable Participant is an employee of the Company or a Subsidiary on the Date of Grant.

(d) Special Incentive Stock Option Rules. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in Incentive Stock Options to purchase shares of Common Stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable by such Participant in any one calendar year. Notwithstanding any other provision of the Plan to the contrary, no Incentive Stock Option shall be granted to any person who, at the time the Option is granted, owns stock (including stock owned by application of the constructive ownership rules in Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless at the time the Incentive Stock Option is granted the Exercise Price is at least 110% of the Fair Market Value on the Date of Grant of the Common Stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable for more than five (5) years from the Date of Grant.

(e) Rights as a Stockholder. A Participant or a transferee of an Option pursuant to Section 11.04 shall have no rights as a stockholder with respect to the shares of Common Stock covered by an Option until that Participant or transferee shall have become the holder of record of any such shares, and no adjustment shall be made with respect to any such shares of Common Stock for dividends in cash or other property or distributions of other rights on the Common Stock for which the record date is prior to the date on which that Participant or transferee shall have become the holder of record of any shares covered by such Option; provided, however, that Participants are entitled to the adjustments set forth in Section 11.08.

6.02 Stock Appreciation Rights.

(a) Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of Non-Qualified Stock Options, subsequent to, the grant to such Participant of the related Option; provided, however, that: (i) any Option covering any share of Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Common Stock may not be exercised simultaneously. Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).

(b) Exercise Price. The Exercise Price established under any Stock Appreciation Right granted under this Plan shall be determined by the Committee provided, however, that, except in the case of any substituted Awards described in Section 11.08(c) (provided that the grant of the substitute Award is made in a manner that will not result in the substitute Award being subject to the requirements of Section 409A of the Code), the Exercise Price shall in all cases be equal to or greater than the Fair Market Value on the Date of Grant; provided further, however, that in the case of Stock Appreciation

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Rights granted in tandem with Options the Exercise Price of the Stock Appreciation Right shall not be less than the Exercise Price of the related Option. Upon exercise of Stock Appreciation Rights, the number of shares subject to exercise under any related Option shall automatically be reduced by the number of shares of Common Stock represented by the Option or portion thereof which are surrendered as a result of the exercise of such Stock Appreciation Rights.

(c) Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

6.03 Terms of Stock Options and Stock Appreciation Rights

(a) Conditions on Exercise. An Award Agreement with respect to Options and Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.

(b) Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events:

(i) Expiration of the Option and Stock Appreciation Rights as provided in the related Award Agreement; or

(ii) Termination of the Award as provided in Section 6.03(e) following the Participant’s Termination of Employment; or

(iii) Ten years from the Date of Grant.

(c) Acceleration of Exercise Time. The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the Date of Grant, to permit the exercise of any Option and Stock Appreciation Rights prior to the time such Option and Stock Appreciation Rights would otherwise become exercisable under the terms of the related Award Agreement.

(d) Extension of Exercise Time. In addition to the extensions permitted under Section 6.03(e) in the event of Termination of Employment, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable on or at any time after the Date of Grant, to permit the exercise of any Option or Stock Appreciation Right after its expiration date described in Section 6.03(e), subject, however, to the limitations described in Sections 6.03(b)(i) and (iii).

(e) Exercise of Options and Stock Appreciation Rights Upon Termination of Services.

(i) Death. If a Participant who is an employee of the Corporation or its subsidiaries shall die (A) while an employee of the Company or its Subsidiaries or (B) within two (2) years after termination of the Participant’s employment with the Company or its Subsidiaries because of the Participant’s Permanent Disability, any Option and Stock Appreciation Right then held by the Participant, regardless of whether it was otherwise exercisable on the date of death, may be exercised by the person or persons to whom the Participant’s rights under the Option and Stock Appreciation Right pass by will or applicable law or if no person has the right, by the Participant’s executors or administrators, at any time or from time to time, during the balance of the exercise period as set forth in Section 6.03(b)(iii).

(ii) Permanent Disability. If a Participant’s employment by the Company or its Subsidiaries shall terminate because of Permanent Disability, the Participant may exercise any Option and Stock Appreciation Right then held by the Participant, regardless of whether it was otherwise exercisable on the date of such termination of employment, at any time, or from time to time, within two (2) years of the date of the termination of employment, but in no event later than the expiration date specified in Section 6.03(b)(iii).

(iii) Retirement. If a Participant’s employment by the Company or its Subsidiaries shall terminate because of Retirement, any Option and Stock Appreciation Right then held by the Participant, regardless of whether it was otherwise exercisable on the date of Retirement, may be exercised by the Participant at any time, or from time to time, during the balance of the exercise period as set forth in Section 6.03(b)(iii). If such a Participant dies after Retirement but before such Participant’s Options have either been exercised or otherwise expired, such Options may be exercised by the person to whom such options pass by will or applicable law or, if no person has that right, by the Participant’s executors or administrators at any time, or from time to time, during the balance of the exercise period set forth in Section 6.03(b)(iii).

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(iv) Reduction in Force. Unless a date of re-employment is identified at the time of a termination of employment that is the result of a reduction in force, any Options and Stock Appreciation Rights held by the Participant that are not exercisable at the date of such termination of employment shall terminate and be cancelled immediately upon such termination, and the Participant may exercise any Options and Stock Appreciation Rights that are exercisable as of the date of such termination at any time, or from time to time, within one (1) year of the date of such termination, but in no event later than the expiration date specified in Section 6.03(b)(iii).

(v) Other Termination. Except as provided by paragraphs (i) through (iv) of this Section 6.03(e), if a Participant’s employment shall cease by reason of a voluntary or involuntary termination, either with or without cause, any Options and Stock Appreciation Rights held by the Participant that are not exercisable at the date of such termination of employment shall terminate and be cancelled immediately upon such termination, and the Participant may exercise any Options and Stock Appreciation Rights that are exercisable as of the date of such termination at any time, or from time to time, until the later of (A) thirty (30) days after such Participant’s termination of employment or (B) thirty (30) days after the Participant receives notice from the Committee of the termination of the Participant’s Options and Stock Appreciation Rights. Notwithstanding the prior sentence no portion of such Options and Stock Appreciation Rights shall be exercisable later than the expiration date specified in Section 6.03(b)(iii).

(vi) Grants to Non-Employees. In the case of grants to persons who are not employees of the Company or any of its Subsidiaries, the Committee shall establish, and set forth in the applicable Award Agreement, rules for determining the effect of termination of the Participant’s services on the Participant’s outstanding Options and Stock Appreciation Rights.

6.04 Option Exercise Procedures. Each Option and Stock Appreciation Right granted under the Plan shall be exercised by written notice to the Company which must be received by the officer or employee of the Company designated in the Award Agreement at or before the close of business on the expiration date of the Award. The Exercise Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that in lieu of such cash a Participant may pay the Exercise Price in whole or in part by delivering (actually or by attestation) to the Company shares of the Common Stock having a Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased; except that any portion of the Exercise Price representing a fraction of a share shall in any event be paid in cash. Payment may also be made, in the discretion of the Committee, by the delivery (including, without limitation, by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to the Company to pay for the Exercise Price. The date of exercise of an Option shall be determined under procedures established by the Committee, and as of the date of exercise the person exercising the Option shall, as between the Company and such person, be considered for all purposes to be the owner of the shares of Common Stock with respect to which the Option has been exercised. Any part of the Exercise Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any shares of Common Stock transferred to the Company as payment of all or part of the Exercise Price upon the exercise of any Option shall be held as treasury shares.

6.05 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Options and Stock Appreciation Rights outstanding on the date of such Change in Control shall become immediately and fully exercisable. Unless otherwise determined by the Committee, the provisions of this Section 6.05 shall not be applicable to any Options and Stock Appreciation Rights granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock. Notwithstanding the above, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to each Award that is subject to Section 409A of the Code, if a Change in Control would have occurred under the Plan pursuant to the definition in Section 2.06 except that such Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A, then each such Award shall become vested and non-forfeitable; provided, however, that the Grantee shall not be able to exercise the Award, and the Award shall not become payable, except in accordance with the terms of such Award or until such earlier time as the exercise and/or payment complies with Section 409A of the Code.

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ARTICLE VII

RESTRICTED SHARES AND RESTRICTED UNITS

7.01 Restricted Share and Restricted Unit Awards. The Committee may grant to any Participant a Restricted Share Award consisting of such number of shares of Common Stock on such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish. The Committee may also grant Restricted Unit Awards representing the right to receive shares of Common Stock in the future subject to the achievement of one or more goals relating to the completion of service by the Participant and/or the achievement of performance or other objectives. With respect to performance-based Awards of Restricted Shares or Restricted Units intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals. The terms of any Restricted Share and Restricted Unit Awards granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan; provided, however, that with respect to Restricted Units that are subject to Section 409A of the Code, the provisions of such Restricted Units shall comply with the requirements set forth in Section 409A of the Code. With respect to Restricted Share, Restricted Unit Awards, Performance Awards (as set forth in Section 8.01), and Other Stock-Based Awards (as set forth in Section 9.02) intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Code, the aggregate number of Restricted Shares, Restricted Unit Awards and Performance Awards, and Other Stock-Based Awards granted to a single Participant for any performance period shall not exceed 250,000 Shares, subject to adjustment as prescribed in Section 11.08.

(a) Issuance of Restricted Shares. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company or its agent, shares of Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All shares of Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreements entered into by the appropriate Participants. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.01(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.01(d), free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant.

(b) Stockholder Rights. Beginning on the Date of Grant of a Restricted Share Award and subject to execution of the related Award Agreement as provided in Section 7.01(a), and except as otherwise provided in such Award Agreement, the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any shares of Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.01(a).

(c) Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable thereto.

(d) Delivery of Shares Upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.03, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 11.05, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

7.02 Terms of Restricted Shares.

(a) Forfeiture of Restricted Shares. Subject to Sections 7.02(b) and 7.04, Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or a Subsidiary until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

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(b) Waiver of Forfeiture Period. Notwithstanding anything contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, Permanent Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate; provided, however, that, except in connection with a Change in Control, any performance conditions applicable to Awards that are intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Code shall not be waived and provided further that any conditions waived in respect of Restricted Units Awards shall be done in a manner intended to comply with Section 409A of the Code.

7.03 Restricted Stock Units. Restricted Unit Awards shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreements entered into by the appropriate Participants. Until the lapse or release of all restrictions applicable to an Award of Restricted Units, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a stockholder of the Company with respect to the shares of Common Stock covered by such Restricted Unit Award. Upon the lapse or release of all restrictions with respect to a Restricted Unit Award or at a later date if distribution has been deferred, one or more share certificates, registered in the name of the Participant, for an appropriate number of shares, free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant. A Participant’s Restricted Unit Award shall not be contingent on any payment by or consideration from the Participant other than the rendering of services. Notwithstanding anything contained in this Section 7.03 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, Permanent Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Units) as the Committee shall deem appropriate provided that such waiver is done in a manner intended to comply with Section 409A of the Code.

7.04 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all restrictions applicable to Restricted Shares and Restricted Unit Awards shall terminate fully and the Participant shall immediately have the right to the delivery of share certificates. Unless otherwise determined by the Committee, the provisions of this Section 7.04 shall not be applicable to any Restricted Shares and Restricted Units granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock. Notwithstanding the above, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to each Award that is subject to Section 409A of the Code, if a Change in Control would have occurred under the Plan pursuant to the definition in Section 2.06 except that such Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A, then each such Award shall become vested and non-forfeitable and the Award shall not become payable except in accordance with the terms of such Award or until such earlier time as the exercise and/or payment complies with Section 409A of the Code.

ARTICLE VIII

PERFORMANCE AWARDS

8.01 Performance Awards.

(a) Award Periods and Determinations of Awards. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. Performance Awards may be made in conjunction with, or in addition to, Restricted Share Awards and Restricted Units made under Article VII. The Award Period shall be two or more fiscal or calendar years or other annual periods as determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Participants, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b) Performance Targets. The performance targets may include such goals related to the performance of the Company and/or the performance of a Participant as may be established by the Committee in its discretion. In the case of Performance Awards intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, (i) the targets will consist of specified levels of one or more of the Performance Goals and (ii) in conjunction with the establishment of performance targets for the Award Period, the Committee shall adopt an objective formula (on the basis of percentages of Participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable to Participants if and to the extent that the performance targets are attained (and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate). The performance targets

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established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the Performance Award that would be otherwise payable on the achievement of the performance targets.

(c) Earning Performance Awards. The Committee, on or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the applicable Performance Award to be earned based upon the degree of attainment of performance targets.

(d) Payment of Earned Performance Awards. Payments of earned Performance Awards shall be made in cash or shares of Common Stock or a combination of cash and shares of Common Stock in the discretion of the Committee, upon prior written certification by the Committee of attainment of the specified performance targets and shall in no event be payable after March 15th of the year following the year in which the Performance Award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code). The Committee, in its sole discretion, may provide such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable, provided that the terms and conditions with respect to the payment of Performance Awards shall comply with the requirements set forth in Section 409A of the Code.

8.02 Terms of Performance Awards.

(a) Termination of Employment. Unless otherwise provided below or in Section 8.03, in the case of a Participant’s Termination of Employment prior to the end of an Award Period, the Participant will not have earned any Performance Awards for that Award Period.

(b) Retirement. If a Participant’s Termination of Employment is because of Retirement prior to the end of an Award Period, the Participant will not be paid any Performance Award, unless the Committee, in its sole and exclusive discretion, determines that an Award should be paid. In such a case, the Participant shall be entitled to receive a pro-rata portion of his or her Award as determined under subsection (d), provided, however, that, except in the event of a Change in Control, any Performance Award intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Code shall not be paid unless the performance goals are satisfied and provided further that any payment of Performance Awards shall be done in a manner intended to comply with Section 409A of the Code.

(c) Death or Permanent Disability. If a Participant’s Termination of Employment is due to death or to Permanent Disability (as determined in the sole and exclusive discretion of the Committee) prior to the end of an Award Period, the Participant or the Participant’s personal representative shall be entitled to receive a pro-rata share of his or her Award as determined under subsection (d).

(d) Pro-Rata Payment. The amount of any payment to be made to a Participant whose employment is terminated by Retirement, death or Permanent Disability (under the circumstances described in subsections (b) and (c)) will be the amount determined by multiplying (i) the amount of the Performance Award that would have been earned through the end of the Award Period had such employment not been terminated by (ii) a fraction, the numerator of which is the number of whole months such Participant was employed during the Award Period, and the denominator of which is the total number of months of the Award Period. Any such payment made to a Participant whose employment is terminated prior to the end of an Award Period shall be made at the same time made to active Participants, unless otherwise determined by the Committee in its sole discretion (which such discretion shall be applied in a manner intended to comply with Section 409A of the Code). To the extent permitted by Section 409A of the Code, any partial payment previously made or credited to a deferred account for the benefit of a Participant in accordance with Section 8.01(d) of the Plan shall be subtracted from the amount otherwise determined as payable as provided in this Section 8.02(d).

(e) Other Events. Notwithstanding anything to the contrary in this Article VIII, the Committee may, in its sole and exclusive discretion, determine to pay all or any portion of a Performance Award to a Participant who has terminated employment prior to the end of an Award Period under other circumstances, subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that, except in the event of a Change in Control, any Performance Award intended to qualify for the “performance-based” compensation exception contained in Section 162(m) of the Code shall not be paid unless the performance goals are satisfied and provided further that any payment of Performance Awards shall be done in a manner intended to comply with Section 409A of the Code.

8.03 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Performance Awards for all Award Periods shall immediately become fully payable (at the target level) to all Participants and shall be paid to Participants within thirty (30) days after such Change in Control. Unless otherwise determined by the Committee, the provisions of this Section 8.03 shall not be applicable to any Performance Awards granted

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to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock. Notwithstanding the above, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to each Award that is subject to Section 409A of the Code, if a Change in Control would have occurred under the Plan pursuant to the definition in Section 2.06 except that such Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A, then each such Award shall become vested and non-forfeitable; provided, however, that the Award shall not become payable except in accordance with the terms of such Award or until such earlier time as the payment complies with Section 409A of the Code.

ARTICLE IX

OTHER STOCK-BASED AWARDS

9.01 Grant of Other Stock-Based Awards. Other stock-based awards, consisting of stock purchase rights (with or without loans to Participants by the Company containing such terms as the Committee shall determine), Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Company and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.02 Terms of Other Stock-Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

(a) Non-Transferability. Any Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

(b) Interest and Dividends. If specified by the Committee in the Award Agreement, the recipient of an Award under this Article IX shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Common Stock or other securities covered by the Award; and

(c) Termination of Service. The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a termination of service prior to the exercise, realization or payment of such Award, whether such termination occurs because of Retirement, Permanent Disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

(d) Performance-Based Awards. With respect to Awards under this Article IX intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will consist of specified levels of one or more of the Performance Goals.

9.03 Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all other stock-based Awards under this Article IX shall immediately become fully vested and payable to all Participants and shall be paid to Participants within thirty (30) days after such Change in Control. Unless otherwise determined by the Committee, the provisions of this Section 9.03 shall not be applicable to any Awards granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock. Notwithstanding the above, unless otherwise provided by the Committee in the applicable Award Agreement, with respect to each Award that is subject to Section 409A of the Code, if a Change in Control would have occurred under the Plan pursuant to the definition in Section 2.06 except that such Change in Control does not constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A, then each such Award shall become vested and non-forfeitable; provided, however, the Award shall not become payable except in accordance with the terms of such Award or until such earlier time as the exercise and/or payment complies with Section 409A of the Code.

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ARTICLE X

SHORT-TERM CASH INCENTIVE AWARDS

10.01 Eligibility. This Article X is a limited purpose provision that shall apply only in the event the Committee deems it appropriate that the Company’s short-term cash incentives for executive officers of the Company who are from time to time determined by the Committee to be “covered employees” for purposes of Section 162(m) of the Code qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m). The maximum value of such short-term cash incentive for any covered employee shall not exceed $5 million for any fiscal year.

10.02 Awards.

(a) Performance Targets. For each fiscal year of the Company with respect to which the Committee determines this Article X to be in effect, the Committee shall establish objective performance targets based on specified levels of one or more of the Performance Goals. Such performance targets shall be established by the Committee on a timely basis to ensure that the targets are considered “pre-established” for purposes of Section 162(m) of the Code.

(b) Amounts of Awards. In conjunction with the establishment of performance targets for a fiscal year, the Committee shall adopt an objective formula (on the basis of percentages of Participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained. Such formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code and, to the extent based on percentages of a bonus pool, such percentages shall not exceed 100% in the aggregate.

(c) Payment of Awards. Awards will be payable to Participants in cash each year upon prior written certification by the Committee of attainment of the specified performance targets for the preceding fiscal year and shall in no event be payable after March 15th of the year following the year in which the award is no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code).

(d) Negative Discretion. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to reduce or eliminate the award that would be otherwise paid.

(e) Guidelines. The Committee may adopt from time to time written policies for its implementation of this Article X. Such guidelines shall reflect the intention of the Company that all payments hereunder qualify as performance-based compensation under Section 162(m) of the Code.

10.03 Non-Exclusive Arrangement. The adoption and operation of this Article X shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

ARTICLE XI

TERMS APPLICABLE TO ALL AWARDS GRANTED UNDER THE PLAN

11.01 Plan Provisions Control Award Terms; Successors. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan the terms of which are contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.02 Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or the Participant shall have received and acknowledged notice of the Award authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

11.03 Modification of Award After Grant. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of that Award) after its Date of Grant except by express written agreement between the Company and such Participant, provided that any such change (a) may not be inconsistent with the terms of the Plan, (b) shall be approved by the Committee, and (c) shall be done in a manner that does not result in the acceleration of income or the imposition of an additional tax under Section 409A of the Code.

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11.04 Limitation on Transfer. Except as provided in Section 7.01(c) in the case of Restricted Shares, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution and, during the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative) may exercise rights under the Plan. The Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to immediate family members of the Participant, to trusts or partnerships for such family members, or to such other parties as the Committee may approve (as evidenced by the applicable Award Agreement or an amendment thereto), and the Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability.

11.05 Withholding Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the minimum amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment of cash or issuance of shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. With the approval of the Committee, the Participant may elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded up to the next whole share, the Fair Market Value of which is equal to the amount of withholding taxes due (the amount of withholding that may be satisfied in this manner may be limited by the Committee, in its discretion, in order to avoid adverse financial accounting consequences to the Company), (ii) by direct payment to the Company in cash of the minimum amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of withholding such shares and paying cash.

11.06 Surrender of Awards. Any award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the Participant approve.

11.07 Cancellation of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any “Detrimental Activity.” For purposes of this Section 11.07, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iii) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (iv) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company. Notwithstanding anything in this Plan or in any Award Agreement to the contrary, this Section 11.07 shall be of no force and effect on or following the occurrence of a Change in Control.

11.08 Adjustments to Reflect Capital Changes.

(a) Recapitalization. The number and kind of shares subject to outstanding Awards, the Exercise Price for such shares, the number and kind of shares available for Awards subsequently granted under the Plan, the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year and the Performance Goals and Award Periods applicable to outstanding Awards shall be appropriately adjusted to reflect any extraordinary dividend, stock dividend, stock split, or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of the Company or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) Options to Purchase Shares or Stock of Acquired Companies. After any Change in Control, or any other merger, reorganization, consolidation, share sale or exchange, transfer of assets or other transaction having similar effect involving the Company, in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant Options or other Awards under the provisions of the Plan, pursuant to Section 424 of the Code or as is otherwise permitted under the Code, in full or partial replacement of or substitution for old stock options granted under a plan of another party to the merger whose shares of stock subject to the old options may no longer be issued following the Change in Control or other such transaction. The manner of application of the foregoing provisions to such options and any appropriate adjustments in the terms of such stock options shall be determined by the Committee in its sole discretion. Any such adjustments may

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provide for the elimination of any fractional shares which might otherwise become subject to any Options. The foregoing shall not be deemed to preclude the Company from assuming or substituting for stock options of acquired companies other than pursuant to this Plan.

11.09 Legal Compliance. Shares of Common Stock shall not be issued hereunder unless the issuance and delivery of such shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

11.10 No Right to Employment. No Participant or other person shall have any claim of right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

11.11 Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

11.12 Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, other than the conflict of laws provisions thereof, and construed in accordance therewith.

11.13 No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

11.14 Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

11.15 Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan, such Award and every other Award at any time granted under the Plan shall remain in full force and effect.

11.16 Amendment and Termination.

(a) Amendment. The Board shall have complete power and authority to amend the Plan at any time; provided, that no termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, materially adversely affect the right of such individual under such Award; and provided further, that, except as provided under Section 11.08 of the Plan, no such alteration or amendment of the Plan shall, without approval by the stockholders of the Company (i) increase the total number of shares of Common Stock which may be issued or delivered under the Plan, (ii) increase the total number of shares which may be covered by Awards to any one Participant or (iii) reduce the Exercise Price of an outstanding Option or of an outstanding Stock Appreciation Right, (iv) cancel an outstanding Option or Stock Appreciation Right in exchange for other Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the cancelled Option or the cancelled Stock Appreciation Right, as applicable, or (v) cancel an outstanding Option or an outstanding Stock Appreciation Right with an Exercise Price that is less than the Fair Market Value of a Share on the date of cancellation in exchange for cash or another Award.

(b) Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not been terminated.

11.17 Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or directors, the Board, in its sole discretion, shall have the power and authority to:

(a) Determine which Subsidiaries shall be covered by the Plan;

(b) Determine which employees or directors outside the United States are eligible to participate in the Plan;

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(c) Modify the terms and conditions of any Award granted to employees or directors outside the United States to comply with applicable foreign laws;

(d) Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 11.17 by the Board shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

11.18 Code Section 409A Compliance. Notwithstanding any provision of the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code. To the extent that the Committee determines that the Plan or any Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, notwithstanding anything to the contrary contained in the Plan or in any Award Agreement, the Committee, reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award in order to cause the Award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW, FOR ITEMS 2, 3 AND 4 BELOW AND AGAINST ITEMS 5 AND 6 BELOW.

☒
Please mark your votes like this.

1. Elect the following 11 directors, each for a term of one year:

☐	FOR all nominees	☐	WITHHOLD AUTHORITY
for all nominees listed below

01	Robert J. Coury	05	Robert J. Cindrich	09	Mark W. Parrish
02	Rodney L. Piatt, C.P.A.	06	Neil Dimick, C.P.A.	10	C.B. Todd
03	Heather Bresch	07	Douglas J. Leech, C.P.A.	11	Randall L. (Pete) Vanderveen,, Ph.D., R.Ph
04	Wendy Cameron	08	Joseph C. Maroon, MD

INSTRUCTION: To withhold authority to vote for one or more individual nominees, mark “FOR ALL NOMINEES” above and write in the name of each nominee with respect to whom you wish to withhold authority to vote in the space provided below.

2.	Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm:	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approve an amended and restated 2003 Long-Term Incentive Plan:	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Advisory vote on executive compensation:	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Shareholder Proposal – Disclosure of Political Contributions:	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	Shareholder Proposal – Separation of Chairman and CEO Positions:	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1, FOR Items 2, 3 and 4 and AGAINST Items 5 and 6 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.

Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Inc.

Date:	, 2012

Signature:
Signature:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please detach along the perforated line

VOTE BY TELEPHONE OR INTERNET

QUICK	EASY	IMMEDIATE

Your vote over the Internet or by telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET:	The Internet address is www.voteproxy.com. You will be asked to enter a CONTROL NUMBER, which is located in the lower right-hand corner of this form.

VOTE BY PHONE:

Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone. You will be asked to enter a CONTROL NUMBER, which is located in the lower right-hand corner of this form. There is NO CHARGE for this call.

OPTION A: To vote as the Board of Directors recommends on ALL proposals, press 1.

OPTION B: If you choose to vote on each proposal separately, press 0 and follow the instructions.

IF YOU VOTE BY PHONE OR INTERNET—DO NOT MAIL THE PROXY CARD

THANK YOU FOR VOTING

g

CONTROL

NUMBER

for

Telephone/Internet

Voting

PROXY—MYLAN INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 4, 2012

This Proxy is Solicited on Behalf of the Board of Directors of Mylan Inc.

The undersigned hereby appoints ROBERT J. COURY and RODNEY L. PIATT, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN INC. (“Mylan”) which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of Mylan to be held Friday, May 4, 2012, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

Address Change (Mark the corresponding box on the reverse side)

Please detach along perforated line and sign, date, and mail in the envelope provided

MYLAN INC.

Annual Meeting of Shareholders

Friday, May 4, 2012

ADMISSION TICKET

* REQUIRED FOR MEETING ATTENDANCE * PERMITS ONE TO ATTEND *

YOUR VOTE IS IMPORTANT!

You can vote in one of four ways:

MAIL—Sign, date and mail your proxy card in the enclosed envelope as soon as possible.

or

INTERNET—Vote by Internet at our Internet address, www. voteproxy.com

or

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

You may enter your voting instructions at 1-800-776-9437, 1-718-921-8500 or www. voteproxy.com up until 11:59 PM EST on Thursday, May 3, 2012.

or

IN PERSON—Vote your shares in person by attending the Annual Meeting.